Exhibit 10.4

EXECUTION VERSION

FACILITIES AGREEMENT

24 May 2018

US$800,000,000

for

AUTOLIV, INC., and AUTOLIV ASP, INC.

with

J.P. MORGAN SECURITIES PLC and SKANDINAVISKA ENSKILDA BANKEN AB (publ)

as active bookrunners and co-ordinators

and

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

as Facility Agent

Allen & Overy LLP

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THIS AGREEMENT is dated 24  May 2018 and is made BETWEEN:

(1)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) (in this capacity, the Parent);
(2)

AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) and AUTOLIV ASP, INC. (incorporated under the laws of the State of Indiana, USA) (each a Guarantor and together, the Guarantors);

(3)	AUTOLIV, INC. (incorporated under the laws of the State of Delaware, USA) (in this capacity, the Borrower);
(4)	J.P. MORGAN SECURITIES PLC and SKANDINAVISKA ENSKILDA BANKEN AB (publ) as active bookrunners and co-ordinators (the Co-ordinators);
(5)	THE PERSONS NAMED ON THE SIGNATURE PAGES TO THIS AGREEMENT as mandated lead arrangers (the Mandated Lead Arrangers);
(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders); and
(7)	SKANDINAVISKA ENSKILDA BANKEN AB (publ) as facility agent (the Facility Agent).

IT IS AGREED as follows:

1.	Interpretation
1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency.

Affiliate means a Subsidiary or a holding company of a person or any other Subsidiary of that holding company.

AFM means The Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten).

Available Commitment means a Lender's Commitment minus:

(a)	the Original Dollar Amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed drawdown, the Original Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Drawdown Date,

other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date.

Availability Period means the period from and including the date of this Agreement to and including the date falling four months after the date of this Agreement.

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Basel II means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

Basel III means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Board means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.

Break Costs means the amount (if any) by which:

(a)

the interest (other than the part attributable to the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or a Sunday):

(a)	on which banks are open for general business in:
(i)	London, Stockholm and New York; and
(ii)	in relation to a transaction involving an Optional Currency other than Sterling, the principal financial centre of the jurisdiction of that Optional Currency; and
(b)	in relation to a transaction involving Euros, which is a TARGET Day.

Certain Funds Period has the meaning given to it in Clause 6 (Certain Funds).

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Change in Law means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;
(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority;
(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; or
(d)

the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a Governmental Authority, Finance Party or any of its Affiliates.

Commitment means:

(a)

in relation to a Lender which is a Lender on the date of this Agreement, the aggregate of the amounts in US Dollars set opposite its name in Schedule 1 and the amount of any other Lender's Commitment acquired by it under Clause 28 (Changes to the Parties) or assumed by it in accordance with Clause 2.6 (Increase); and

(b)

in relation to a Lender which becomes a Lender after the date of this Agreement, the amount of any other Lender's Commitment acquired by it under Clause 28 (Changes to the Parties) or assumed by it in accordance with Clause 2.6 (Increase), to the extent not cancelled, reduced or transferred under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, and as either of these may be amended, supplemented or restated from time to time.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism or damaging the environment or public health or welfare including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste.

DCB means The Dutch Central Bank (De Nederlandsche Bank N.V.).

Default means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

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Defaulting Lender means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Drawdown Date of that Loan in accordance with Clause 5.3 (Advance of Loans);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

DFSA means The Dutch Financial Supervision Act (Wet op het financieel toezicht, Wft) and all rules promulgated thereunder and pursuant thereto as well as communications and published guidelines of the DCB and the AFM.

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Drawdown Date means the date of the advance of a Loan.

Environmental Claim means any claim by any person as a result of or in connection with any violation of Environmental Law or any Environmental Contamination which could give rise to any remedy or penalty (whether interim or final) or liability for any Obligor or any Finance Party which could reasonably be expected to have a material adverse effect.

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Environmental Contamination means each of the following and their consequences:

(a)	any release, emission, leakage, or spillage of any Dangerous Substance into any part of the environment; or
(b)	any accident, fire, explosion or sudden event which is directly or indirectly caused by or attributable to any Dangerous Substance; or
(c)	any other pollution of the environment.

Environmental Law means any national or supranational law, regulation or directive concerning the protection of human health or the environment or concerning Dangerous Substances.

Environmental License means any authorisation by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the US Code.  When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

EURIBOR means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for Euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20.1 (Events of Default).

Extension Request has the meaning set out in paragraph (a) of Clause 2.7 (Extension option).

Facility means the US$800,000,000 multi currency term loan facility made available under this Agreement as set out in Clause 2.1 (The Facility).

Facility Agent's Spot Rate of Exchange means the Facility Agent's spot rate of exchange for the purchase of the relevant Optional Currency in such foreign exchange market as the Facility Agent selects, in each case with US Dollars at or about 11.00 a.m. on a particular day.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or
(b)	by not less than five Business Days' notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

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FATCA means:

(a)	Sections 1471 to 1474 of the US Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the United States Internal Revenue Service or any Governmental Authority.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the US Code (which relates to payments of interest and certain other payments from sources within the USA), 1 July 2014;
(b)

in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the US Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the USA), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the US Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means:

(a)

the letter from the Co-ordinators to the Obligors and the letters from the Facility Agent to the Obligors, each dated on or about the date of this Agreement and setting out (among other matters) the amount of the fees referred to in Clause 22 (Fees); and

(b)	any agreement setting out fees payable by the Parent to a Finance Party referred to in paragraph (e) of Clause 2.6 (Increase) of this Agreement or under any other Finance Document.

Finance Document means this Agreement, the Fee Letters, any Novation Certificate, any Request, any Extension Request or any other document designated as such by the Facility Agent and the Obligors' Agent.

Finance Party means the Facility Agent, a Co-ordinator or a Lender.

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Financial Indebtedness means any indebtedness in respect of:

(a)	monies borrowed;
(b)	any debenture, bond, note, loan stock or other security;
(c)	any acceptance credit;
(d)	receivables sold or discounted (otherwise than on a non-recourse basis);
(e)

the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;
(g)

any currency swap or interest swap, cap or collar arrangement or other derivative instrument (and when calculating the value of any such transaction, only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or
(i)	any guarantee, indemnity or similar assurance against financial loss of any person.

Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 11.4 (Cost of funds).

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Group means the Parent and its Subsidiaries.

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

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(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in Clause 2.6 (Increase).

Initial Termination Date means the date falling six months after the date of this Agreement.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)

becomes insolvent or is unable to pay its debts, in each case under the laws of any relevant jurisdiction applicable to that Finance Party, or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of an Undisclosed Administration;

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(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means each period determined in accordance with Clause 9 (Interest Periods).

Interpolated Screen Rate means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of:

(i)	in relation to any Loan in Euro, 11.00 a.m. (Brussels time); or
(ii)	in relation to any other Loan, 11.00 a.m.,

in each case, on the Rate Fixing Day for the currency of that Loan.

Lender means, subject to Clause 28 (Changes to the Parties) and Clause 2.6 (Increase), a bank or financial institution listed in Schedule 1 in its capacity as a provider of Loans.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of 11.00 a.m. on the applicable Rate Fixing Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means, subject to Clause 12 (Optional Currencies), the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, subject to Clause 27.3 (Disenfranchisement of Defaulting Lenders) at any time, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Margin means the percentage rate per annum determined in accordance with Clause 10.2 (Adjustment of Margin).

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Margin Stock has the meaning assigned to such term in Regulation U of the Board.

Material Subsidiary means any Subsidiary of the Parent:

(a)	(i) the book value of whose assets (consolidated if it itself has Subsidiaries) equals or exceeds:
(A)	ten per cent.; or
(B)	during the Certain Funds Period and with regards to Clause 20.6 (Insolvency) only, five per cent.,

of the book value of the consolidated total assets of the Group; or

(ii)	whose revenues (consolidated if it itself has Subsidiaries) equal or exceed:
(A)	ten per cent.; or
(B)	during the Certain Funds Period and with regard to Clause 20.6 (Insolvency) only, five per cent.,

of the revenues of the Group taken as a whole; or

(iii)	whose trading profits (consolidated if it itself has Subsidiaries) before interest and tax equal or exceed:
(A)	ten per cent.; or
(B)	during the Certain Funds Period and with regard to Clause 20.6 (Insolvency) only, five per cent.,

of the trading profits before interest and tax of the Group as a whole,

as determined by reference to the most recent accounts of the Subsidiary and the most recent consolidated accounts of the Group; or

(b)

any Subsidiary of the Parent which becomes a member of the Group after the date of the latest consolidated accounts of the Group at the time of determination and which would fulfil any of the tests in (a)(i), (ii) or (iii) above if tested on the basis of its latest accounts (consolidated if it itself has Subsidiaries) and those latest accounts of the Group; or

(c)

prior to the delivery of each set of accounts pursuant to Clause 19.2 (Financial information), any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction or any of such transactions was a Material Subsidiary.

Moody's means Moody's Investors Services Limited, or any successor to its rating business.

Multiemployer Plan means a "multiemployer plan" within the meaning of section 3(37) or 4001(a)(3) of ERISA.

New Lender has the meaning given to it in paragraph (a) of Clause 28.2 (Transfers by Lenders).

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Novation Certificate has the meaning given to it in Clause 28.3 (Procedure for novations).

Obligor means the Parent, each Guarantor and the Borrower.

Obligors' Agent means the Parent, or such other Obligor from time to time nominated by the Obligors' Agent to replace it as Obligors' Agent and approved for such purpose by the Facility Agent.

Optional Currency means Euro provided it is freely available in the amount required and convertible into US Dollars in the Stockholm interbank market on the Rate Fixing Date and the Drawdown Date.

Original Dollar Amount in relation to a Loan, means:

(a)	if that Loan is denominated in US Dollars, the amount of that Loan; or
(b)

if that Loan is denominated in an Optional Currency, the equivalent in US Dollars of the amount of that Loan, calculated at the Facility Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day applicable to that Loan.

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31 December 2017.

Participating Member State means a member state of the European Union that adopts a single currency in accordance with the legislation of the European Union relating to European Economic and Monetary Union.

Party means a party to this Agreement.

Plan means an "employee benefit plan" within the meaning of section 3(3) of ERISA maintained by an Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which the an Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Rate Fixing Day means:

(a)	the second Business Day before the first day of an Interest Period for a Loan denominated in any currency other than Sterling; or
(b)	in the case of a Loan denominated in Sterling only, the first day of the Interest Period for that Loan,

or such other day as is generally treated as the rate fixing day by market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the first day of the relevant Interest Period, as determined by the Facility Agent.

Rating Agency means Moody's or Standard & Poor's.

Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.

Reference Bank Rate means:

(a)	the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks:

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(i)	in relation to LIBOR:
(A)

(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(B)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(ii)	in relation to EURIBOR:
(A)

(other than where paragraph (B) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in Euro within the Participating Member States for the relevant period; or

(B)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means, subject to Clause 28.7 (Reference Banks), such banks as the Facility Agent may appoint in consultation with the Borrower, provided that no person may be appointed as Reference Bank without its consent.

Repeating Representations means each of the representations set out in Clause 18 (with the exception of Clause 18.10 (Taxes on payments), Clause 18.21 (Stamp duties) and Clause 18.23 (Material adverse change)).

Reportable Event means any of the events set forth in section 4043 of ERISA or the related regulations as to which the notice requirement has not been waived by the PBGC.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means a request made by the Obligors' Agent for a Loan, substantially in the form of Schedule 3.

Restricted Margin Stock means Margin Stock owned by any Obligor or any member of the Group, which represents not more than 33⅓ per cent. of the aggregate value (determined in accordance with Regulation U of the Board), on a consolidated basis, of the assets of each Obligor and all members of the Group (other than Margin Stock) that are subject to the provisions of Clause 19 (Undertakings) (including, without limitation, Clauses 19.8 (Negative pledge) and 19.9 (Transactions similar to security)).

Sanctions Authority means:

(a)	the US Government, including the US Department of the Treasury (including its Office of Foreign Assets Control), the US Department of State, and the US Department of Commerce;
(b)	the United Nations Security Council;

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(c)	the European Union (including sanctions imposed against certain states, organisations and individuals under the European Union’s Common Foreign and Security Policy);
(d)	the United Kingdom (including Her Majesty’s Treasury);
(e)	Japan; or
(f)	the Swedish Government,

and any authority acting for on behalf of any of such entity in connection with administering and enforcing the Sanctions Laws.

Sanctions Laws means the economic or financial sanctions laws and/or sanctions regulations, sanctions-related trade embargoes and/or restrictive measures, or sanctions-related prohibitions imposed, administered, enacted or enforced from time to time by any Sanctions Authority.

Sanctions List means any list of persons or entities published in connection with Sanctions Laws or public announcements of Sanctions Laws or public designation or public identification made by or on behalf of any Sanctions Authority (including, providing such lists and information are publicly available, in the case of Her Majesty’s Treasury, the “Consolidated List of Financial Sanctions Targets and the Investment Ban List”, and, in the case of the Office of Foreign Assets Control of the United States Department of the Treasury, the “Specially Designated Nationals and Blocked Persons” list and the “Foreign Sanctions Evaders” list); or, providing such lists and information are publicly available, by any national authority implementing at a national level the published lists prescribed by the United Nations Security Council or the European Union, provided that the scope of any such national implementation shall not exceed the scope of such published lists.

Sanctions Restricted Party means a person:

(a)

that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person or a country or territory that is subject to nationwide or territory wide Sanctions Laws which directly apply to that person);

(b)	that is directly or indirectly owned or controlled by or, acting on behalf of, a person referred to in (a) above;
(c)

with whom a national of any country that is subject to the jurisdiction of, or otherwise bound by the prescriptions of, a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities; or

(d)	or any person otherwise the subject of any sanctions.

Screen Rate means:

(a)

in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

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(b)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If any such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Obligors’ Agent and the Lenders.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SEK and Swedish Kronor means the lawful currency for the time being of Sweden.

Separate Loan has the meaning given to that term in Clause 7.1 (Repayment).

Signing Date means the date of this Agreement.

Standard & Poor's means Standard & Poor's Credit Market Services Limited, or any successor to its rating business.

Sterling means the currency for the time being of the United Kingdom.

Subsidiary means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the share capital or similar right of ownership.

TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Total Commitments means the aggregate for the time being of the Commitments of all the Lenders, being US$800,000,000 at the date of this Agreement.

Termination Date means the Initial Termination Date, subject to an extension pursuant to Clause 2.7 (Extension option).

Transfer Date has the meaning given to it in paragraph (c) of Clause 28.3 (Procedure for novations).

Undisclosed Administration means an undisclosed administration (stille curatele) applicable to a Lender, imposed by the DCB under or based on section 1:76 of the DFSA, as to Lenders which are supervised by the DCB under the DFSA and in relation to which the DCB has not publicly disclosed the appointment of a custodian (curator) with regard to the relevant Lender..

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

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Unrestricted Margin Stock means any Margin Stock owned by either Obligor or any member of the Group which is not Restricted Margin Stock.

US Code means the United States Internal Revenue Code of 1986.

USA means the United States of America.

US Dollars and US$ means the currency for the time being of the USA

US Tax Obligor means:

(a)	the Borrower which is resident for tax purposes in the USA; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the USA for USA federal income tax purposes.

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Veoneer means Veoneer, Inc..

1.2	Construction
(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;
(ii)	assets includes present and future properties, revenues and rights of every description;
(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;
(iv)

know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(v)	a Default or an Event of Default is “continuing” if it has not been remedied or waived;
(vi)	a material adverse effect means:
(A)	a material adverse effect on the business or financial condition of the Parent or the Group as a whole; or
(B)	a material adverse effect on the ability of any Obligor to perform its payment obligations under any of the Finance Documents.

0010023-0003304 BK:44601953.9	15

(vii)	a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; or
(B)	if an Interest Period commences on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which it is to end;
(viii)

a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(ix)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)

winding up also includes amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation and any equivalent or analogous procedure under the law of any jurisdiction (but, for the avoidance of doubt, reorganisation does not include a mere transfer of assets from one member of the Group to another whether the transferor continues to exist);

(xi)	a provision of law is a reference to that provision as amended or re-enacted;
(xii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;
(xiii)	a person includes its successors, transferees and assigns;
(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and
(xv)	a time of day is a reference to London time.
(b)

Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
(d)

(i)     Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999; and

(ii)

notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability order) or termination of that Finance Document.

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2.	Facilities
2.1	The Facility

Subject to the terms of this Agreement, the Lenders grant to the Borrower a multicurrency term loan facility under which the Lenders will make Loans to the Borrower denominated in US Dollars or Optional Currencies.

2.2	Facility Limits

The aggregate Original Dollar Amount of all outstanding Loans shall not at any time exceed the Total Commitments.

2.3	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4	Appointment of Obligors' Agent
(a)

Each Obligor irrevocably authorises the Obligors' Agent to give all notices (including, without limitation, Requests and notices of prepayment and cancellation) and instructions and make such agreements (including, without limitation, to confirm the continuation of any guarantees or indemnities following any amendment or waiver, however fundamental, or in relation to an alternative basis for determining the rate of interest and/or funding applicable to a Loan (as described in paragraph (b) of Clause 11.4 (Cost of funds)) expressed to be capable of being given or made by the Obligors' Agent in this Agreement.

(b)

The authorisation of the Obligors' Agent shall be effective notwithstanding that the exercise of the Obligors' Agent's authority may affect the Obligors without further reference to or the consent of the Obligors.  Each Obligor shall, as regards the Facility Agent and each Lender, be bound by any action taken by the Obligors' Agent on its behalf as though that Obligor had itself taken such action.

0010023-0003304 BK:44601953.9	17

2.5	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

(ii)

any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

(b)

If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent specifies to be necessary to reflect the change in currency, to put the Finance Parties in the same position, so far as possible, that it would have been in if no change in currency had occurred and to comply with any generally accepted conventions and market practice in the relevant interbank market.

2.6	Increase
(a)	The Parent may by giving prior notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.4 (Right of cancellation in relation to a Defaulting Lender); or
(ii)	the Commitments of a Lender in accordance with Clause 16 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in US Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an Increase Lender) selected by the Parent (each of which shall not be a member of the Group) and each of which confirms its willingness to assume (whether in the Increase Confirmation or otherwise) and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)

each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

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(E)

any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:
(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Parent and the Increase Lender;

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender or Lenders, the Parent shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of US$2,500 and the Parent shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.6.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a separate Fee Letter.
(f)	Paragraphs (g), (h) and (i) of Clause 28.2 (Transfers by Lenders) shall apply mutatis mutandis in this Clause 2.6 in relation to an Increase Lender as if references in that Clause to:
(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;
(ii)	the New Lender were references to that Increase Lender; and
(iii)	a re-transfer were references to a transfer.
2.7	Extension option

The Parent may request each Lender to extend the Termination Date as follows.

(a)

The Parent may, by delivering a written request to that effect in the form set out in Schedule 7 (Form of Extension Request) (the Extension Request) to the Facility Agent not earlier than 60 days and not later than 45 days before the Initial Termination Date request an extension of the original Termination Date by six months.

(b)	The Extension Request delivered pursuant to paragraph (a) above must confirm that, as at the date of that Extension Request:
(i)	no Default is outstanding or, in the Parent’s opinion, might result from the extension requested in that Extension Request; and
(ii)	the Repeating Representations are correct in all material respects;

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(c)	The Facility Agent must promptly notify the Lenders of the receipt of an Extension Request.
(d)

Each Lender shall respond in writing to the Extension Request no later than 30 days after receipt thereof.  If a Lender fails to respond to the Facility Agent within this time period, it will be deemed to have refused the Extension Request.

(e)	The Termination Date will be extended by the period so requested upon the Initial Termination Date provided that:
(i)	each Lender has agreed to extend its Commitments for the period so requested;
(ii)	the fee payable pursuant to paragraph (a) of Clause 22.4 (Extension Fee) in respect of that extension has been paid; and
(iii)	no Default is continuing, and the Repeating Representations are correct in all material respects, on the Initial Termination Date.
(f)	The Facility Agent shall notify the Lenders and the Parent of any extension taking effect in accordance with paragraph (d) above.
(g)	The Extension Request under this Clause 2.7 is irrevocable.
3.	Purpose
(a)	The Borrower shall apply each Loan towards funding a capital injection into Veoneer.
(b)	Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Loan.
4.	Conditions Precedent
4.1	Documentary conditions precedent
(a)

The Obligors' Agent may not deliver the first Request until the Facility Agent has notified the Borrower and the Lenders that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to it on or before the time specified in Schedule 2.

(b)

Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 6 (Certain Funds), the obligation of each Lender to participate in any Loan is subject to the further conditions precedent that:

(a)	on both the date of the Request and the Drawdown Date:
(i)	the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Loan is made;
(ii)	no Default is outstanding or might result from the Loan; and

0010023-0003304 BK:44601953.9	20

(iii)	no change of control, as defined in Clause 8.5(d) (Mandatory Prepayment), has occurred in respect of the Parent;
(b)	the making of the Loan would not cause Clause 2.2 (Facility Limits) to be contravened; and
(c)	the making of the Loan would not result in more than five Loans being outstanding at any one time. Any Separate Loan shall not be taken into account in this paragraph (c).
5.	Loans
5.1	Drawdown

The Borrower may borrow a Loan if the Facility Agent receives from the Obligors' Agent, not later than 9.00 a.m. (Swedish time) two Business Days before the proposed Drawdown Date or, in the case of a Loan denominated in an Optional Currency, not later than 9.00 a.m. (Swedish time) three Business Days before the proposed Drawdown Date, a duly completed Request.  Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Drawdown Date is a Business Day falling within the Availability Period;
(b)	the amount of the Loan is:
(i)	a minimum of US$25,000,000 and an integral multiple of US$5,000,000, or an equivalent amount in any Optional Currency; or
(ii)	the balance of the relevant undrawn Commitment; or
(iii)	such other amount as the Facility Agent (acting on the instructions of the Majority Lenders) may agree;
(c)	the amount selected under paragraph (b) above does not cause Clause 2.2 (Facility Limits) to be contravened;
(d)	the currency selected complies with Clause 12 (Optional Currencies);
(e)	the Interest Period selected complies with Clause 9 (Interest Periods); and
(f)	the payment instructions comply with Clause 13 (Payments).

Each Request must specify one Loan only, but the Obligors' Agent may, subject to the other terms of this Agreement, deliver more than one Request on any one day.

5.3	Advance of Loans
(a)	The Facility Agent shall promptly notify each Lender of the details of the requested Loan and the amount of its participation in the Loan.
(b)

Subject to the terms of this Agreement, each Lender shall make its participation in the Loan available to the Facility Agent for the Borrower in the currency in which it is to be borrowed, on the relevant Drawdown Date.

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(c)	The amount of each Lender's participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the proposed Drawdown Date.
6.	Certain Funds

Certain Funds Period means the period from and including the Signing Date to and including the earlier of:

(a)	the last day of the Availability Period; and
(b)	the Drawdown Date.

Major Breach means a breach of:

(a)	Clause 19.7 (Pari passu ranking);
(b)	Clause 19.8 (Negative pledge);
(c)	Clause 19.9 (Transactions similar to security);
(d)	Clause 19.10 (Disposals);
(e)	Clause 19.11 (Change of business);
(f)	Clause 19.12 (Mergers);
(g)	Clause 19.14 (Third party guarantees);
(h)	Clause 19.21( Solvency); and
(i)	Clause 19.22 (Subsidiary Borrowings);
(j)	Clause 19.24 (Anti-corruption law); and
(k)	Clause 19.25 (Sanctions).

Major Default means any of the following Events of Default:

(a)	Clause 20.2 (Non-payment);
(b)	Clause 20.3 (Breach of other obligations) but only insofar as it relates to a Major Breach;
(c)	Clause 20.4 (Misrepresentation) but only insofar as it relates to a Major Representation;
(d)	Clauses 20.6 (Insolvency);
(e)	Clause 20.7 (Insolvency proceedings);
(f)	Clause 20.8 (Appointment of receivers and managers);
(g)	Clause 20.11 (Cessation of business); or
(h)	Clause 20.12 (US Bankruptcy Laws).

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Major Representation means any of the following representations and warranties contained in this Agreement:

(a)	Clause 18.2 (Status);
(b)	Clause 18.3 (Powers and authority);
(c)	Clause 18.4 (Legal validity);
(d)	Clause 18.5 (Non-conflict);
(e)	Clause 18.25 (Anti-corruption law); and
(f)	Clause 18.26 (Sanctions).

Spin-Off means the distribution in kind of 100 per cent. of the shares in Veoneer by the Parent to its shareholders and the listing of Veoneer on the New York Stock Exchange and Nasdaq Stockholm.

6.1	Certain Funds
(a)	Subject to paragraph (b) below, during the Certain Funds Period no Lender may:
(i)	refuse to participate in any Loan;
(ii)	cancel its Commitment;
(iii)	exercise any right of rescission, set-off, counter claim or similar right or remedy which it may have in relation to any Loan;
(iv)

rescind, terminate or cancel this Agreement or otherwise exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	accelerate or cause repayment or prepayment of any Loan.
(b)	Paragraph (a) does not apply if:
(i)	the Parent has not delivered all of the documents set out in Schedule 2 (Conditions Precedent Documents);
(ii)	a Major Representation is not correct in any material respect or will not be correct in any material respect immediately after the Loan is made;
(iii)	a Major Default is continuing or would result from the proposed Loan;
(iv)	any change of control, as defined in Clause 8.5(d) (Mandatory Prepayment), occurs in respect of the Parent; or
(v)	no event described in Clause 16 (Illegality) has occurred.
(c)

Nothing in this Clause 6.1 (Certain Funds) affects the rights of any Finance Party in respect of any continuing Default on expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

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6.2	Compliance

The Parent must comply in all material respects with all laws and regulations relevant in the context of the Spin-Off.

6.3	Information

Unless prohibited from doing so by any law, regulation (including for the avoidance of doubt the regulations of any stock exchange on which the Parent’s shares are listed) or confidentiality undertaking which the Parent has entered into with a third party in good faith, the Parent must promptly supply to the Facility Agent:

(a)	copies of all documents, notices or announcements received or issued by it in relation to the Spin-Off; and
(b)	any other information regarding the progress of the Spin-Off as the Facility Agent may reasonably request.
6.4	Spin-Off indemnity

The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the funding of the Spin-Off (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Spin-Off), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 6.4.

7.	Repayment
7.1	Repayment

The Borrower shall repay each Loan in full on the Termination Date.

8.	Prepayment and Cancellation
8.1	Automatic cancellation

The Commitments of each Lender shall, to the extent not already voluntarily cancelled under Clause 8.2 (Voluntary cancellation) or Clause 8.3 (Additional right of prepayment and cancellation), be automatically cancelled in full on the Termination Date.

8.2	Voluntary cancellation
(a)

The Obligors' Agent may, by giving not less than five days' prior written notice to the Facility Agent (or such shorter period of notice as the Majority Lenders may agree), cancel in whole or in part the undrawn amount of the Total Commitments (but the cancellation in part of either shall be in a minimum of US$25,000,000 and an integral multiple of US$5,000,000).

(b)	Any such cancellation shall reduce the Commitment of each Lender in respect of the relevant Facility pro rata.

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8.3	Additional right of prepayment and cancellation

If:

(a)	any Lender makes a notification to the Facility Agent under Clause 11.3 (Market disruption);
(b)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);
(c)	any Lender claims indemnification from the Parent under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs);
(d)	an Obligor becomes obliged to pay any amount in accordance with Clause 16 (Illegality) to any Lender,

then, without prejudice to the obligations of the Borrower under those Clauses, the Obligors' Agent may, whilst the relevant circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent.  On the date falling five Business Days after the date of service of the notice:

(i)	the Borrower shall prepay the participations of that Lender in all the Loans; and
(ii)	the Commitments of that Lender shall be cancelled.
8.4	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be such, give the Facility Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
8.5	Mandatory Prepayment
(a)	If, at any time after the date of this Agreement:
(i)	it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents; or
(ii)	the guarantee of any Guarantor is not effective or is alleged by any Obligor to be ineffective for any reason,

then the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

(A)	cancel the Total Commitments; and/or
(B)	demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, be repaid forthwith, whereupon they shall be repaid immediately.

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(b)	If, at any time after the date of this Agreement:
(i)	a representation or warranty made, repeated or deemed to be repeated under Clause 18.26 (Sanctions) is incorrect in any material respect when made, repeated or deemed to be repeated; or
(ii)	an Obligor does not comply with Clause 19.25 (Sanctions),

any Lender may, by notice to the Facility Agent (which shall promptly notify the Obligors’ Agent):

(A)	reduce its Commitments under the Facility to zero; and
(B)

demand that all or part of its share in the Loans, together with accrued interest and all its other amounts accrued and owing to it under the Finance Documents, be repaid forthwith, whereupon they shall be repaid immediately.

Any such notice will take effect in accordance with its terms.

(c)

If a change of control occurs, the Parent shall promptly notify the Facility Agent upon becoming aware of that change of control and any Lender shall have the right, within one month (or such longer period as the Parent and the Facility Agent acting on the instructions of all the Lenders may agree) of the Facility Agent receiving notice of the change of control under this paragraph, to require the Facility Agent to reduce, by notification to the Parent (the Notification of Reduction), its Commitments under the Facility to zero.  Thirty days following receipt of a Notification of Reduction with respect to a Lender, that Lender's Commitment will be cancelled in full and the Borrower shall repay that Lender's participations in all Loans together with accrued interest and all other amounts accrued under the Finance Documents in respect of that Lender.

(d)

For the purposes of paragraph (c) above, Clause 4.2(a)(iii) (Further conditions precedent) and Clause 6.1(b) (Certain Funds) a change of control occurs if a person or group of persons acting in concert at any time after the date of this Agreement acquires more than 50 per cent. of the shares which carry the right to vote in the Parent.

(e)

If at any time after the date of this Agreement the aggregate amount of net proceeds from relevant disposals is more than US$50,000,000 or its equivalent is any other currency in any financial year of the Parent, the Parent must:

(i)	promptly notify the Facility Agent; and
(ii)	procure that an amount at least equal to the excess is applied towards prepaying the Loans.
(f)	For the purposes of paragraph (e) above,:
(i)

net proceeds means any amount received by a member of the Group as consideration for a relevant disposal to a person which is not a member of the Group, including the amount of any intercompany loan repaid or prepaid to continuing members of the Group, less all Taxes and reasonable costs and expenses incurred by any member of the Group in connection with the relevant disposal; and

(ii)

relevant disposal means a disposal of any asset or business (whether by way of a share or asset sale) other than a disposal permitted pursuant to Clauses 19.10(b)(i), 19.10(b)(ii), 19.10(b)(iv), 19.10(b)(v) and 19.10(b)(vi).

0010023-0003304 BK:44601953.9	26

(g)

If at any time after the date of this Agreement the aggregate amount of net proceeds from capital markets issue(s)/relevant issue(s) is more than US$50,000,000 or its equivalent is any other currency in any financial year of the Parent, the Parent must:

(i)	immediately notify the Facility Agent; and
(ii)	procure that an amount at least equal to the excess is applied towards prepaying the Loans.
(h)	For the purposes of paragraph (g) above:
(i)

capital markets issue means any public or private bond or other capital markets issue including, without limitation, any issue or placement of any debt, equity or hybrid financial instrument (including any convertible or exchangeable instrument), other than any issue by the Parent of short term commercial paper ;

(ii)

net proceeds means any amount received by a member of the Group as consideration for a capital markets/relevant issue less all Taxes and reasonable costs and expenses incurred by any member of the Group in connection with that capital markets/relevant issue; and

(iii)	relevant issue means any issue, sale or public offering of any equity security (including any preference share) or any public or private bond or other capital markets issue.
(i)	Any prepayment under paragraphs (e) or (g) above must be made on the last day of the Interest Period of the Loan to be prepaid in which the excess occurred.
(j)

The amount to be prepaid under paragraphs (e) or (g) above will also be applied in reducing Commitments in accordance with Clause 8.6(e) (Miscellaneous provisions).  If the amount to be applied in prepaying the Loans is more than the amount of Loans (if any) then outstanding, the Commitments will be automatically reduced in an amount equal to the excess.

(k)	Any prepayment of a Loan pursuant to this Clause 8.5 shall be applied pro rata to each Lender's participation in that Loan.
8.6	Miscellaneous provisions
(a)	Any notice of prepayment and cancellation or notice of cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.
(b)

All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.  All cancellations under this Agreement shall be made without penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.
(d)	Subject to Clause 2.6 (Increase), no amount of a Commitment which is cancelled under this Agreement may subsequently be reinstated.
(e)

If all or part of a Lender's participation in a Loan is repaid or prepaid and is not available for re-borrowing (other than by operation of Clause 12.2 (Revocation of currency)), an equivalent amount of that Lender's Commitment will be deemed to be cancelled on the date of repayment or prepayment.

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8.7	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.5(e) (Mandatory Prepayment) or Clause 8.5(g)  (Mandatory Prepayment) will be applied pro rata to each Lender's participation in that Loan.

9.	Interest Periods
9.1	Selection
(a)	The Obligors' Agent must select the first Interest Period for a Loan in the relevant Request and may select subsequent Interest Periods in a Selection Notice.
(b)

Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower by not later than 9 a.m. (Swedish time) three Business Days before the commencement of the relevant Interest Period.

(c)

If the Borrower fails to deliver a Selection Notice to the Facility Agent by 9 a.m. (Swedish time) three Business Days before the commencement of the relevant Interest Period, the relevant Interest Period will, subject to the other provisions of this Clause 9.1 (Selection), be one month.

(d)

Subject to the following provisions of this Clause each Interest Period for a Loan will be one, two, three or six months or any other period agreed by the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(e)	The first Interest Period for a Loan will start on its Utilisation Date and each subsequent Interest Period will start on the last day of the preceding Interest Period.
9.2	Non-Business Days

If an Interest Period for a Loan would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Overrunning of the Termination Date

If an Interest Period in respect of a Loan borrowed under the Facility would otherwise overrun the Termination Date it shall be shortened so that it ends on the Termination Date.

9.4	Notification

The Facility Agent shall notify each relevant Party of the duration of each Interest Period promptly after ascertaining its duration.

9.5	Other adjustments
(a)

Subject to paragraph (b) below, the Facility Agent and the Parent may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or division of Loans.

(b)	The Facility Agent may not agree an Interest Period longer than six months without the prior consent of all the Lenders which have (or will have) a participation in the relevant Loan.

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10.	Interest
10.1	Interest rate
(a)	The rate of interest on each Loan for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of the applicable:
(i)	Margin; and
(ii)	(A) in relation to any Loan in Euro, EURIBOR; or
(B)	in relation to any other Loan, LIBOR.
10.2	Adjustment of Margin
(a)	The initial Margin is 0.30 per cent. per annum.
(b)	Subject to the other provisions of this Clause 10.2, the Margin will be calculated by reference to the table below and the number of Months that have elapsed since the Signing Date:

Number of Months since Signing Date	Margin (per cent. per annum)
From and including the Signing Date to the date falling three Months after the Signing Date:	0.30
From and including the date falling three Months after the Signing Date to the date falling six Months after the Signing Date:	0.45
From and including the date falling six Months after the Signing Date to the date falling nine Months after the Signing Date:	0.60
From and including the date falling nine Months after the Signing Date to the Termination Date:	0.80
(c)	Any change in the Margin will apply to all Loans outstanding and on each Loan made on or after the relevant date set out in paragraph (b) above.
10.3	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of the Interest Period for that Loan and also, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of that Interest Period.

10.4	Default interest
(a)

If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate (the default rate) determined by the Facility Agent to be one per cent. per annum above, as applicable:

(i)

the rate on the overdue amount under Clause 10.1 (Interest rate) immediately before the due date (if of principal of a Loan to the end of the relevant Interest Period current at the due date of payment); or

0010023-0003304 BK:44601953.9	29

(ii)

in all other cases (including principal of a Loan following the relevant Interest Period current at the due date of payment), the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Interest Periods of such duration as the Facility Agent may determine (each a Designated Interest Period).

(b)

The default rate will be determined if calculated by reference to LIBOR or EURIBOR on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	Default interest will be compounded at the end of each Designated Interest Period (if calculated by reference to LIBOR or EURIBOR).
10.5	Notification of rates of interest
(a)	The Facility Agent shall promptly notify the Obligors' Agent and the relevant Lenders of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.
11.	Changes to the Calculation of Interest
11.1	Unavailability of Screen Rate
(a)

Interpolated Screen Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for the Interest Period of a Loan, the applicable LIBOR or EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR or, if applicable, EURIBOR for:
(i)	the currency of a Loan; or
(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR or EURIBOR shall be the Reference Bank Rate as of 11.00 a.m. on the applicable Rate Fixing Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR or EURIBOR (as applicable) for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate
(a)

Subject to paragraph (b) below, if LIBOR or EURIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by 11.30 a.m. on the applicable Rate Fixing Day the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the applicable Rate Fixing Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

0010023-0003304 BK:44601953.9	30

11.3	Market disruption

If before close of business in London on the applicable Rate Fixing Day for the relevant Interest Period the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of LIBOR or EURIBOR (as applicable) then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds
(a)	If this Clause 11.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event no later than the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select (such calculation of cost shall be certified in reasonable detail and disclosed to the Obligors’ Agent, provided that this shall not in any way require a Lender to reveal any information it considers to be confidential about itself or its operations).

(b)

If this Clause 11.4 applies and the Facility Agent or the Obligors’ Agent so requires, the Facility Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.
11.5	Break Costs
(a)

The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
12.	Optional Currencies
12.1	Selection
(a)	The Obligors' Agent may select the currency of a Loan in the relevant Request.
(b)	The currency of each Loan must be US Dollars or an Optional Currency.
(c)	The Facility Agent shall notify each Lender of the currency of each Loan, the applicable Facility Agent's Spot Rate of Exchange and the Original Dollar Amount promptly after they are ascertained.

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12.2	Revocation of currency

If before 9.30 a.m. on any Rate Fixing Day, the Facility Agent receives notice from a Lender that:

(a)

it is impracticable for it to fund its participation in a Loan in the relevant Optional Currency during that Interest Period in the ordinary course of business in the London interbank market (or the European interbank market as appropriate); and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

the Facility Agent shall give notice to the Obligors' Agent and to the Lenders to that effect before 11.00 a.m. on that day.  In this event:

(i)

that Lender's participation in the Loan (or, if more than one Lender is similarly affected, those Lenders' participations in the Loan) shall be treated as a separate Loan denominated in US Dollars during the relevant Interest Period;

(ii)

LIBOR shall be determined pursuant to Clause 11.1 (Unavailability of Screen Rate) save that, for the purposes of such determination, all references in Clause 11.1 (Unavailability of Screen Rate) and in the definition of Interpolated Screen Rate to “11.00 a.m.” shall be deemed to read “1.00 p.m.”.

12.3	Amount of Optional Currencies
(a)

If a Loan is to be drawn down in an Optional Currency, the amount of each Lender's participation in that Loan will be determined by converting into that Optional Currency that Lender's participation in the Original Dollar Amount of that Loan on the basis of the Facility Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day applicable to that Loan.

(b)	The Facility Agent shall notify the Lenders and the Obligors' Agent of Optional Currency amounts (and the applicable Facility Agent's Spot Rate of Exchange) promptly after they are ascertained.
12.4	Change of currency
(a)

Subject to Clause 12.2  (Revocation of currency), a Loan will remain denominated in the same currency through successive Interest Periods, unless the currency is changed in accordance with this Clause 12.4 (Change of currency).

(b)

The Borrower may change the currency of a Loan made to it with effect from the start of an Interest Period by giving to the Facility Agent a duly completed Selection Notice by no later than 9 a.m. (Swedish time) three Business Days before the relevant Interest Period.  Subject to Clause 12.2 (Revocation of currency), the relevant Loan will remain denominated in that currency until it is changed again under this Clause 12.4 (Change of currency).

(c)	If a Loan is to be denominated in different currencies during two successive Interest Periods, then subject to paragraph (d) below:
(i)	the Borrower must repay that Loan on the last day of its current Interest Period in the currency in which it is then denominated (the old currency); and
(ii)	subject to Clause 12.6 (Conditions precedent), the Lenders must re-advance the Loan in the currency in which it is to be denominated for its next Interest Period (the new currency).

0010023-0003304 BK:44601953.9	32

The amount of the Loan in the new currency will be calculated at the Facility Agent's Spot Rate of Exchange on the date of the Selection Notice referred to at (b) above by the Facility Agent by reference to its Base Currency Amount.  The Facility Agent must then notify the Lenders promptly of that amount.

(d)	Alternatively, if the Facility Agent and the Borrower agree:
(i)

the Facility Agent must apply the amount of the Loan (or so much of that amount as is necessary) in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the Borrower to repay the Loan in the old currency;

(ii)	the Facility Agent must apply any amount of the old currency purchased under paragraph (i) above towards repaying the Loan in the old currency;
(iii)	the Facility Agent will notify the Borrower promptly if there is a shortfall or an excess;
(iv)	if there is a shortfall, the Borrower must pay to the Facility Agent, on the date on which the Loan is due to be repaid in the old currency, an amount in the old currency equal to the shortfall; and
(v)	if there is an excess, the Facility Agent must pay to the Borrower, on the date on which the Loan is due to be repaid in the old currency, an amount in the new currency equal to the excess.
(e)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:
(i)	the Facility Agent must notify the Borrower and the Lenders promptly;
(ii)	the Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and
(iii)	during this period, the Loan will have Interest Periods running from one Business Day to the next Business Day.
(f)

The Parent must indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause 12.4 (Change of currency).

12.5	Same Optional Currency during successive Interest Periods
(a)

If a Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Facility Agent must calculate the amount of the Loan in the Optional Currency for the second of those Interest Periods.

(b)

The amount of that Loan in the Optional Currency for the second Interest Period will be the amount determined by notionally converting the Base Currency Amount of the Loan into that Optional Currency on the basis of the Facility Agent's Spot Rate of Exchange three Business Days before the relevant Interest Period.

0010023-0003304 BK:44601953.9	33

(c)

If the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, the Facility Agent must promptly notify the Borrower and, subject to paragraph (e) below, the Borrower must repay on the last day of the first Interest Period an amount equal to the difference and the amount of the Loan in the Optional Currency will be reduced accordingly.

(d)

If the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, the Facility Agent must promptly notify each Lender and, subject to paragraph (e) below and Clause 12.6 (Conditions precedent), each Lender must advance on the last day of the first Interest Period its Pro Rata Share of an amount equal to the difference and the amount of the Loan in the Optional Currency will be increased accordingly.

(e)

If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Loan in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) or (d) above, no payment is required under paragraph (c) or (d) above and the amount of the Loan will remain the same.

12.6	Conditions precedent

Each Lender will only be obliged to re-advance its participation in a Loan in a new currency or make any payment increasing the amount of a Loan in an Optional Currency under this Clause if on the date of the relevant payment:

(a)	no Default is continuing or would result from that change of currency or payment; and
(b)	the Repeating Representations are correct in all material respects.
13.	Payments
13.1	Place

All payments by an Obligor or a Lender under the Finance Documents shall be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the relevant currency (or, in the case of Euros, in the principal financial centre of a Participating Member State, Stockholm or London) as it may notify to that Obligor or that Lender for this purpose.  Notwithstanding the above, all payments by the Parent to the Co-ordinators under Clauses 22 (Fees) and 23 (Expenses) shall be made to the Co-ordinators in the manner agreed by the Co-ordinator and the Parent.

13.2	Funds

Payments under the Finance Documents to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

13.3	Distribution
(a)

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to paragraphs (b) to (e) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency (or, in the case of Euros, in the principal financial centre of a Participating Member State, Stockholm or London) as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

0010023-0003304 BK:44601953.9	34

(b)

Each  Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(d)

Unless paragraph (e) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(e)

If the Facility Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Facility Agent shall notify the Parent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Facility Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

13.4	Currency
(a)	A repayment or prepayment of a Loan or any part of a Loan is payable in the currency in which the Loan is denominated on its due date.
(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.
(c)	Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.
(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in US Dollars.
13.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

13.6	Non-Business Days
(a)

If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

0010023-0003304 BK:44601953.9	35

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.
13.7	Impaired Agent
(a)

If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 13.1 (Place) and Clause 13.2 (Funds) may instead either pay that amount direct to the required recipient or, if it is not reasonably practicable to pay that amount direct, pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party).  In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 13.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 21.12 (Resignation of the Facility Agent), each Paying Party shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 13.3 (Distribution).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

13.8	Partial payments
(a)

If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid, fees, costs and expenses of the Facility Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

0010023-0003304 BK:44601953.9	36

(b)	The Facility Agent shall, if so directed by all the Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
13.9	Disruption to Payment Systems

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Parent that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 27 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 13.9; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
14.	Taxes
14.1	Definitions
(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

0010023-0003304 BK:44601953.9	37

(b)	Unless a contrary indication appears, in this Clause 14 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender.  If the Facility Agent receives such notification from a Finance Party it shall notify the Parent and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity
(a)

The Parent shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

0010023-0003304 BK:44601953.9	38

(B)	would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up); or
(C)	relates to a FATCA Deduction required to be made by a Party.
(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Facility Agent.
14.4	US Taxation - delivery of forms and statements
(a)

Within 31 days after the date of this Agreement, each Lender (which is not a United States person as such term is defined in section 7701(a)(30) of the US Code) shall submit to the Obligors' Agent and the Facility Agent duly completed and signed copies of either:

(i)	Form W-8BEN-E (entitling the relevant Lender to a complete exemption from withholding on all amounts to be received by it, including fees, under the Finance Documents); or
(ii)	Form W-8ECI (relating to all amounts to be received by the relevant Lender, including fees, under the Finance Documents),

of the United States Internal Revenue Service.

(b)

Any New Lender (as defined in Clause 28.2 (Transfers by Lenders)) shall comply with the provisions of paragraph (a) above within 31 days, or earlier if requested, of it becoming a New Lender under this Agreement.

(c)

Other than as set out in paragraphs (a) and (b) above, each Lender (and any New Lender) shall submit to the Obligors' Agent and the Facility Agent such additional duly completed and signed copies of the applicable forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be:

(i)	reasonably requested by an Obligor or the Facility Agent from that Lender (or New Lender); and or
(ii)

required under then current United States law or regulations to determine the United States withholding taxes on payment in respect of all amounts to be received by that Lender (or New Lender), including fees, under the Finance Documents.

(d)

Upon the request of an Obligor or the Facility Agent, any New Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the US Code) shall submit to the Obligors' Agent or the Facility Agent (as applicable) duly completed Internal Revenue Service Form W-9, establishing that it is such a United States person.

(e)

If any Lender (or any New Lender) determines that it is unable to submit any form or certificate that it is obliged to submit pursuant to this Clause 14.4, or that any information or declaration contained in any such form or certificate previously submitted has either ceased or will cease to be true, accurate and complete in all respects, it shall promptly notify the Obligors' Agent and the Facility Agent of such fact.

0010023-0003304 BK:44601953.9	39

14.5	Tax credit

If an Obligor makes a Tax Payment and the Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.6	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

0010023-0003304 BK:44601953.9	40

(d)

Any reference in this Clause 14.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

0010023-0003304 BK:44601953.9	41

(e)

If the Borrower is a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Finance Party shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the Finance Party is an Original Lender, the date of this Agreement;
(ii)

where the Borrower is a US Tax Obligor on a Transfer Date or a date on which an increase in Commitments takes effect pursuant to Clause 2.6 (Increase) and the Finance Party is a New Lender or an Increase Lender, the relevant Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.6 (Increase);

(iii)	the date a new US Tax Obligor accedes as the Borrower; or
(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)

any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Finance Party under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Finance Party pursuant to paragraph (e) above to the Borrower.
(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Finance Party pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Finance Party shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for that Finance Party to do so (in which case that Finance Party shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)

The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Finance Party pursuant to paragraph (e) or (g) above without further verification.  The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (e) to (g) above.

14.8	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

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15.	Increased Costs
15.1	Increased costs
(a)

Subject to Clause 15.2 (Exceptions), the Parent shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of:

(i)	any Change in Law; or
(ii)	compliance with any regulation made after the date of this Agreement,

(including any law or regulation relating to taxation, change in currency of a country, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)	In this Agreement increased cost means:
(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement;
(ii)

that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including that Finance Party's participations in the Loans made or to be made under this Agreement as is attributable to a Finance Party making, funding or maintaining those participations;

(iii)

a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or (to the extent that it is attributable to this Agreement) on its capital; or

(iv)

the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of any interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by that Finance Party or any of its Affiliates from any other Party under this Agreement.

(c)

As soon as practicable after becoming aware that the Parent is liable, or will become liable, to pay any amount in accordance with the provisions of paragraph (a) above, the Facility Agent will notify the Parent accordingly.

15.2	Exceptions

Clause 15.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the operation of Clause 14 (Taxes);
(b)

attributed to any change in the rate of, or change in the basis of calculating, tax on the overall net income of a Lender (or the overall net income of a division or branch of that Lender) imposed in the jurisdiction in which its principal office for the time being is situate;

(c)

attributable to the implementation or application of, or compliance with Basel II or any law or regulation that implements or applies Basel II (but excluding any amendment that arises out of Basel III or CRD IV); or

0010023-0003304 BK:44601953.9	43

(d)	attributable to a FATCA Deduction required to be made by a Party.
15.3	Claims
(a)

A Finance Party intending to make a claim for an Increased Cost must provide the Parent with a certificate confirming the amount of (and the calculation leading to such amount, provided that this shall not in any way require a Finance Party to reveal any information it considers to be confidential about itself or its operations), and the events giving rise to, the claim.

(b)

Failure or delay on the part of any Finance Party to demand compensation pursuant to this Clause shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that the Parent shall not be required to compensate a Finance Party pursuant to this Clause for any increased costs incurred or reductions suffered more than six months prior to the date that such Finance Party notifies the Parent of such Finance Party’s intention to claim compensation therefor.

16.	Illegality

If it is or becomes unlawful in any jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, then:

(a)	that Lender may notify the Obligors' Agent through the Facility Agent accordingly; and
(b)	(i) the Borrower shall forthwith prepay the participations of that Lender in all the Loans made to it; and

(ii)                     the Commitments of that Lender shall forthwith be cancelled.

17.	Guarantee
17.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	as principal obligor guarantees to each Finance Party prompt performance by the Borrower of all its obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the Borrower were expressed to be the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for that unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

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17.2	Limitations of guarantee by Autoliv ASP, Inc.

The obligations of Autoliv ASP, Inc. under this Clause 17 only extend to the obligations of Autoliv Inc. as Borrower under this Agreement.

17.3	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release  or arrangement had not occurred.

17.5	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.

0010023-0003304 BK:44601953.9	45

17.6	Guarantor intent

Without prejudice to the generality of Clause 17.5 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 17.
17.9	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

0010023-0003304 BK:44601953.9	46

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause  17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to any such rights it shall hold that benefit, payment or distribution (to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full) on trust for the Finance Parties and shall promptly pay or transfer the same as the Facility Agent may direct for application in accordance with Clause 13 (Payments).

17.10	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date that Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.12	Consideration and enforceability
(a)	Each Guarantor represents, warrants and agrees that:
(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loans; and
(ii)	these benefits will constitute "reasonably equivalent value" and "fair consideration" as those terms are used in the fraudulent transfer laws.
(b)

Each Guarantor acknowledges and agrees that the Finance Parties have acted in good faith in connection with the guarantee granted under this Clause 17, and the transactions contemplated by this Agreement.

(c)	This Clause 17 shall be enforceable against each Guarantor to the maximum extent permitted by the fraudulent transfer laws.

0010023-0003304 BK:44601953.9	47

(d)

Each Guarantor's liability under this Clause 17 shall be limited so that no obligation of, or transfer by, a Guarantor under this Clause 17 is subject to avoidance and turnover under the fraudulent transfer laws.

(e)	For the purposes of this Clause, "fraudulent transfer laws" means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.
17.13	US Guarantors
(a)	In this Agreement:

fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;

US Debtor means an Obligor that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

US Guarantor means any Guarantor that is a US Debtor; and

terms used in this subclause are to be construed in accordance with the fraudulent transfer laws.

(b)	Each US Guarantor acknowledges that:
(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;
(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and
(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.
(c)

Each Finance Party agrees that each US Guarantor's liability under this Clause is limited so that no obligation of, or transfer by, any US Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	Each US Guarantor represents and warrants to each Finance Party that:
(i)

the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;
(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and
(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
(e)	Each representation and warranty in this subclause:
(i)	is made by each US Guarantor on the date of this Agreement; and

0010023-0003304 BK:44601953.9	48

(ii)	is deemed to be repeated by each US Guarantor on the date of each Request and the first day of each Interest Period; and

is, when repeated, applied to the circumstances existing at the time of repetition.

18.	Representations and Warranties
18.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2	Status
(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.
(b)	Each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted.
18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not:

(a)	conflict with any law or regulation or judicial or official order; or
(b)	conflict with the constitutional documents of any Obligor; or
(c)	conflict with any document which is binding upon any Obligor or any asset of any Obligor in a manner which could reasonably be expected to have a material adverse effect.
18.6	No default
(a)	No Default is outstanding or might result from the making of any Loan.
(b)

No other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, would constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which could reasonably be expected to have a material adverse effect.

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18.7	Authorisations
(a)

All authorisations which would reasonably be considered to be required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

(b)

All acts, conditions and things required to be done, fulfilled and performed under the laws of the United States of America in order to make the Finance Documents admissible in evidence in the United States of America have been done, fulfilled and performed.

18.8	Accounts

In the case of the Parent, the audited consolidated accounts of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the USA consistently applied; and
(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.
18.9	Litigation
(a)

Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably to be expected to be adversely determined, and which might, if adversely determined, have a material adverse effect.

(b)

In respect of any litigation, arbitration or administrative proceedings disclosed to the Facility Agent prior to the date of this Agreement, there has been no development in the conduct of those proceedings which might have a material adverse effect.

18.10	Taxes on payments

It will not be required to make any deduction or withholding from any payment it may make to any Finance Party under the Finance Documents.

18.11	No immunity

In any proceedings taken in England and Wales, the United States of America or any other relevant state or jurisdiction, in each case in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.12	Pari passu ranking

Its obligations under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

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18.13	Winding up: re-organisation etc.

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

18.14	Environmental Law

Other than as specifically disclosed to the Facility Agent prior to the date of this Agreement, each Obligor is and has been in compliance with all applicable Environmental Laws and Environmental Licenses in all material respects and, so far as it is aware, there are no circumstances that may at any time prevent or interfere with continued compliance by it with all applicable Environmental Laws and Environmental Licenses in all material respects.  Other than as disclosed to the Facility Agent prior to the date of this Agreement, no Environmental Claim is pending or, to the best of its knowledge, threatened against it or any of its properties.

18.15	ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation.  No Reportable Event has occurred with respect to any Plan which might have a material adverse effect, and no steps have been taken to terminate any Plan.  No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

18.16	Investment Company Act

No Obligor is an "investment company" or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended.

18.17	Federal Power Act

No Obligor is a "public utility" within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

18.18	Other regulation

No Obligor is subject to regulation under any United States Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

18.19	Margin Stock
(a)	The proceeds of the Loans have been and will be used only for the purposes described in Clause 3 (Purpose).
(b)

No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System).

(c)

None of the transactions contemplated in this Agreement (including, without limitation, the borrowings hereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).

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18.20	Solvency
(a)	The Parent has not incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.
(b)	The Parent has made no transfer or incurred any obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.
(c)	For purposes of this Clause 18.20:
(i)	debt means any liability on a claim;
(ii)

claim means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause 18.20 shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.
18.21	Stamp duties

No stamp or registration duty or similar taxes or charges are payable in respect of any Finance Document.

18.22	No Security Interests

Other than as permitted by the provisions of Clause 19.8 (Negative pledge), no Security Interest exists over all or any of its present or future revenues or assets.

18.23	Material adverse change

There has been no material adverse change in the condition (financial or otherwise) of the Borrower or the Group as a whole since the date of the Original Group Accounts.

18.24	Jurisdiction and governing law
(a)	Its:
(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;
(ii)	agreement that this Agreement and any non-contractual obligations arising out of it are governed by English law; and
(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

(b)	Any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

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18.25	Anti-corruption law

Each member of the Group maintains policies designed to promote compliance with applicable anti-corruption laws and, to the best of its knowledge and belief, having made due and careful enquiry, each such member has conducted its business in accordance, and is in compliance, with those laws.

18.26	Sanctions

No Obligor, nor any of its respective Subsidiaries or its (or its respective Subsidiaries’) directors or officers or (to the best of its knowledge and belief, having made due and careful inquiry) its (or its respective Subsidiaries’) employees or agents:

(a)	is a Sanctions Restricted Party;
(b)	is, to the extent it is or should be aware, subject to or involved in any action, claim, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority;
(c)

has, to the best of its knowledge and belief, having made due and careful inquiry, directly or indirectly engaged in transactions on behalf of the Group or any Obligor with a Sanctions Restricted Party save to the extent that such a transaction is expressly permitted by the relevant Sanctions Laws; or

(d)

has directly or indirectly has engaged in or engages in transactions on behalf of the Group or any Obligor that evade or violate, are intended to evade or violate or attempt to evade or violate, any Sanctions Laws applicable to any Obligor.

The representations and warranties above shall not be made by nor apply to any Obligor in so far as they would violate or expose any Party (including such Obligor) or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außen¬wirtschafts¬verordnung – AWV)).

18.27	Times for making representations and warranties

The representations and warranties set out in this Clause 18:

(a)	are made on the date of this Agreement; and
(b)

(with the exception of Clause 18.10 (Taxes on payments), Clause 18.21 (Stamp duties) and Clause 18.23 (Material adverse change)) are deemed to be repeated by each Obligor on the date of each Request, the date of each Extension Request, each date upon which an extension of the Termination Date takes effect in accordance with Clause 2.7 (Extension option) and the first day of each Interest Period, in each case with reference to the facts and circumstances then existing.

19.	Undertakings
19.1	Duration

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

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19.2	Financial information

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years), its audited consolidated accounts for that financial year.
(b)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years):
(i)	its unaudited consolidated accounts for that half-year; and
(ii)	the unaudited accounts of Autoliv ASP, Inc. for that half-year.
(c)	as soon as the same are available (and in any event within 60 days of the end of each financial quarter):
(i)	its unaudited consolidated accounts for that financial quarter; and
(ii)	subject to paragraph (d) below, the unaudited accounts of Autoliv ASP, Inc. for that financial quarter.
(d)	as soon as the same are available (and in any event within 120 days of the end of that financial quarter) the unaudited accounts of Autoliv ASP, Inc. for the fourth quarter of that financial year.
19.3	Information - miscellaneous

The Parent shall supply to the Facility Agent:

(a)

any press release issued by the Parent and any information in the possession or control of any member of the Group regarding its financial condition and operations about matters which are reasonably likely to affect any Finance Party’s rights under the Finance Documents; and

(b)

(unless already provided to the Facility Agent) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of any Material Subsidiary or on the Group as a whole or on the ability of any Obligor to perform its obligations under this Agreement; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as any Finance Party may reasonably request;
(d)	immediately upon its occurrence, details of any change in the credit rating assigned to the Parent's long term unsecured and unsubordinated debt by either or both of the Rating Agencies;
(e)

promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees as well as information on what steps are being taken with regards to answer or oppose such; and

0010023-0003304 BK:44601953.9	54

(f)

promptly upon becoming aware that it, any of its direct or indirect owners or any other member of the Group or any of their respective directors, officers or employees has become or is likely to become a Sanctions Restricted Party.

19.4	Notification of Default

Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

19.5	Compliance certificates
(a)	The Parent shall supply to the Facility Agent:
(i)	within five Business Days of delivery of the accounts specified in paragraph (a), (b)(i) and (c)(i) of Clause 19.2 (Financial information); and
(ii)	promptly at any other time, if the Facility Agent so requests, a Compliance Certificate signed by one of its senior officers on its behalf:
(A)	setting out computations as to compliance with Clause 19.22 (Subsidiary Borrowings) as at the date at which the accounts referred to in paragraph (i) above were drawn up;
(B)	confirming the credit ratings which currently apply to the Parent's long term unsecured and unsubordinated debt; and
(C)	certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.
(b)

The Parent does not need to supply a Compliance Certificate (the First Certificate) with the audited consolidated accounts delivered in accordance with paragraph (a) of Clause 19.2 (Financial information) if that First Certificate would be the same as the Compliance Certificate (the Second Certificate) supplied with the  unaudited consolidated accounts delivered in accordance with paragraph (c)(i) of Clause 19.2 (Financial information) in respect of the fourth financial quarter of that financial year.  The Parent must instead confirm in writing to the Facility Agent that the First Certificate would be the same as the Second Certificate.

19.6	Authorisations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and
(b)	supply certified copies to the Facility Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.7	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

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19.8	Negative pledge
(a)	No Obligor shall, and the Parent shall procure that no other member of the Group will, create or permit to subsist any Security Interest on any of its assets (other than Unrestricted Margin Stock).
(b)	Paragraph (a) does not apply to:
(i)	any lien arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue;
(ii)	any Security Interest disclosed in writing to the Facility Agent prior to the execution of this Agreement which secures Financial Indebtedness outstanding at the date of this Agreement;
(iii)	any Security Interest arising in relation to set-off arrangements between cash balances and bank borrowings with the same bank which arise in the ordinary course of business;
(iv)

any Security Interest existing at the time of acquisition on or over any asset acquired by a member of the Group after the date of this Agreement which was not created in contemplation of or in connection with that acquisition, provided that the principal amount secured by such Security Interest and outstanding at the time of acquisition is not subsequently increased and the Security Interest is discharged within three months;

(v)

in the case of any company which becomes a member of the Group after the date of this Agreement, any Security Interest existing on or over its assets when it becomes a member of the Group which was not created in contemplation of or in connection with it becoming a member of the Group, provided that:

(A)	the principal amount secured by such Security Interest and outstanding when the relevant company became a member of the Group is not increased;
(B)	no amount is secured by any such Security Interest which is not secured by the relevant Security Interest when the relevant company becomes a member of the Group; and
(C)	the Security Interest is discharged within three months;
(vi)

any Security Interest replacing any of the Security Interests permitted by paragraphs (iv) and (v), provided that the amount secured by any replacement Security Interest shall not exceed the amount outstanding and secured by the original Security Interest at the time of the creation of the replacement Security Interest, the value of the replacement asset over which the replacement Security Interest is created does not exceed the value of the asset over which the original Security Interest was held, the replacement Security Interest secures the same obligations as the original Security Interest and such replacement Security Interest is discharged within the original three-month period specified in paragraphs (iv) and (v); and

(vii)

any other Security Interest provided that at the time that the Security Interest is created, the aggregate amount of indebtedness secured by all Security Interests permitted under this (b)(vii) of Clause 19.8 (other than those permitted by subparagraphs (b)(i) to (b)(vi) above of this Clause 19.8), when taken together with the aggregate value of financing raised or the amount involved in the financing of an asset in transactions described in Clause 19.9 (Transactions similar to security), does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 19.2 (Financial information).

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19.9	Transactions similar to security

No Obligor shall, and the Parent shall procure that no other Material Subsidiary will:

(a)

sell, transfer or otherwise dispose of a material part of its assets (either in one transaction or a series of transactions, whether related or not) on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in each case, in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset, save where the aggregate of (i) financing raised or the amount involved in the financing of the acquisition of an asset in transactions described in this Clause 19.9 (Transactions similar to security) and (ii) the Security Interests permitted by sub-paragraph (b)(vii) of Clause 19.8 (Negative pledge), does not exceed five per cent. of the book value of the consolidated total assets of the Group, as determined by reference to the most recent consolidated accounts of the Group delivered pursuant to Clause 19.2 (Financial information).  This paragraph does not apply to Unrestricted Margin Stock.

19.10	Disposals
(a)

No Obligor shall, and the Parent shall procure that no other Material Subsidiary will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:
(i)	disposals made in the ordinary course of trading of the disposing entity; or
(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality; or
(iii)	disposals made on an arms length basis for full market consideration; or
(iv)	disposals made with the prior written consent of the Majority Lenders; or
(v)	any disposal of assets from:
(A)	an Obligor to another Obligor; or
(B)	a Material Subsidiary (other than an Obligor) to an Obligor or any other Subsidiary; or
(C)	any other Subsidiary of the Parent to any member of the Group,

provided that all such disposals in this paragraph (v) are made for full market consideration; or

(vi)	any disposal made to Veoneer (or any of its Subsidiaries) pursuant to the Spin-Off.

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19.11	Change of business

The Parent shall procure that no substantial change is made to the general nature or scope of the business of the Parent or of the Group from that carried on at the date of this Agreement other than as a consequence of the Spin-Off.

19.12	Mergers

The Parent shall not, without the prior written consent of the Majority Lenders, finalise or effectuate any amalgamation, demerger, merger or reconstruction other than as a consequence of the Spin-Off.

19.13	Insurances

Each Obligor shall, and the Parent will procure that the Group taken as a whole will, effect and maintain such insurance over and in respect of its property, assets and business with reputable underwriters or insurance companies and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or similar businesses and in the same or similar localities.

19.14	Third party guarantees

No Obligor shall, and will ensure that no other member of the Group shall, without the prior consent of the Majority Lenders, grant any guarantee, bond, indemnity, counter-indemnity or similar instrument in respect of any material obligation of a person other than a member of the Group, save for:

(a)	on the terms of the Finance Documents;
(b)

any guarantee related to the purchase or supply of goods and/or services by such Obligor or a member of the Group or a consortium or a group of companies of which such Obligor or a member of the Group is a party, which guarantee is given in the ordinary course of business; or

(c)	any other guarantee where the aggregate amount of material obligations guaranteed by all such guarantees does not exceed US$50,000,000 at any time.
19.15	Environmental Matters

Each Obligor that directly or indirectly owns, leases, occupies or uses real property in the United States shall, in all material respects, comply with:

(a)	all applicable Environmental Law; and
(b)	the terms and conditions of all Environmental Licenses applicable to it,

and for this purpose will implement procedures to monitor compliance with and to prevent any liability under Environmental Law.

19.16	Notice requirements

Each Obligor will give the Facility Agent prompt notice of the occurrence of any of the following events:

(a)	non-compliance in any material respect with any Environmental Law or Environmental License of which it is aware;

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(b)

any Environmental Claim or any other claim, notice or other communication served on it in respect of any alleged breach of any Environmental Law or Environmental License which could reasonably be expected to have a material adverse effect;

(c)	any actual or suspected Environmental Contamination which might have a material adverse effect;
(d)	any Reportable Event;
(e)	termination of any Plan maintained, or contributed to, by the Obligor or any ERISA Affiliate or any action that might result in termination of a Plan; or
(f)	complete or partial withdrawal from any Multiemployer Plan by the Obligor or any ERISA Affiliate or any action that might result in complete or partial withdrawal from any Multiemployer Plan.

In each notice delivered under this Clause, the relevant Obligor will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor's proposed course of action, if any.  Delivery of a notice under this Clause will not affect the Obligor's obligations to comply with any other provision of this Agreement.

19.17	Investment Company Act

No Obligor will, either by act or omission, become, or permit any other Obligor to become, an "investment company" or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended.

19.18	Public utility status

No Obligor will, either by act or omission, become or permit any other Obligor or, as a result of its obligations under this Agreement, the Lender to become subject to regulation under the United States Federal Power Act of 1920, as amended.

19.19	ERISA

No Obligor will take any action or omit to take any action or permit any Subsidiary or ERISA Affiliate to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any Subsidiary or otherwise have a material adverse effect.

19.20	Margin Stock

The Obligors will use the proceeds of the Loans only for the purpose described in Clause 3 (Purpose).  No Obligor will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the Board of Governors of the United States Federal Reserve System).  The Obligors shall procure that none of the proceeds of the Loans will be used for any purpose that will violate or result in the violation of Section 7 of the Securities Exchange Act of 1934 (or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X).  If requested by the Facility Agent, the Obligors' Agent will furnish to the Facility Agent in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

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19.21	Solvency

The Parent will, at all times, maintain sufficient capital to conduct its current and proposed business and operations, maintain its ability to pay its debts as they become due, and continue to own property having a value – both at fair valuation and at present fair saleable value – greater than the total amount of the probable liability of the Parent on its debts and obligations (including this Agreement).

19.22	Subsidiary Borrowings
(a)	In this Clause 19.22:

Borrowings means:

(a)	the outstanding principal amount of any monies borrowed;
(b)	the outstanding principal amount of any debenture, bond, note, loan stock or other security;
(c)

the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution and not attributable to goods or documents of title to goods in the ordinary course of documentary credit transactions;

(d)

the principal amount, outstanding for more than 90 days on its original terms and created in connection with the payment of the acquisition price of any asset before or after the time of acquisition or possession by the party liable, where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of an asset;

(e)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in subparagraph (b) above; and
(f)

the outstanding principal amount of any indebtedness of any person of a type referred to in subparagraphs (a) - (e) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss.

For the avoidance of doubt, the amount of any provision for pension liabilities made in the accounts delivered in accordance with Clause 19.2 (Financial information) shall not constitute Borrowings for the purposes of this definition.

Subsidiary Borrowings means, at any time, the aggregate amount of all Borrowings of the Parent's Subsidiaries (other than the Borrower, Autoliv ASP, Inc., Veoneer (and each of its Subsidiaries) and Autoliv AB (publ)) at that time (without double counting in relation to intra‑Group Borrowings or guarantees given by one Subsidiary in relation to the Borrowings of another).

(b)

For the purposes of this Clause 19.22 figures shall be expressed in US Dollars and, where any currency has to be converted into US Dollars for this purpose, such conversion shall be made at the rate of exchange applied in the relevant financial accounts delivered under Clause 19.2 (Financial information).

(c)	The Parent shall procure that Subsidiary Borrowings shall at no time exceed US$600,000,000 (or its equivalent).

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19.23	Know your customer requirements
(a)

Each Obligor must promptly on the request of any Finance Party supply to that Finance Party documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)

Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	Each Lender agrees that any information it receives under this Clause 19.23 (Know your customer requirements) shall be kept confidential in accordance with Clause 29 (Disclosure of Information).
19.24	Anti-corruption law
(a)	Each Obligor shall ensure that it, and each of its Subsidiaries:
(i)	maintains policies designed to promote compliance with applicable anti-corruption laws; and
(ii)	complies at all times (to the best of its knowledge and belief, having made due and careful enquiry) with those laws.
(b)

No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other applicable jurisdictions.

19.25	Sanctions
(a)

Each Obligor shall ensure that none of them, nor any of their respective Subsidiaries or their (or their respective Subsidiaries’) directors, officers or employees when acting on behalf of the Group or any Obligor:

(i)	is or will become a Sanctions Restricted Party;
(ii)

require any Finance Party to take any action that would cause it to violate any Sanctions Laws, it being understood that any Finance Party can refuse to honour any such request otherwise validly made by the Borrower under this Agreement; and

(iii)	breach any Sanctions Laws.
(b)

No Obligor will (and each Obligor shall ensure that none of their respective Subsidiaries will) directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds:

(i)

to, or for the benefit of, any person who, at the time at which such proceeds are used, lent, contributed or otherwise made available to, or for the benefit of, that person, is a Sanctions Restricted Party;

(ii)	in a manner which would violate Sanctions Law applicable to any Finance Party.

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(c)

Each Obligor will maintain policies designed to promote compliance by it and their respective Subsidiaries with Sanctions Laws applicable to the Obligors and their respective Subsidiaries and the business of each Obligor and their respective Subsidiaries.

19.26	Capital contribution to Veoneer

The Obligors shall not make a capital contribution into Veoneer which is greater than US$1,200,000,000.

20.	Default
20.1	Events of Default

Each of the events set out in this Clause 20 is an Event of Default (whether or not caused by any reason whatsoever outside the control of an Obligor or any other person).

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the non-payment is caused solely by administrative or technical error, or relates solely to non-payment of interest or fees, it is not remedied within three Business Days.

20.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than Clause  19.25 (SanctionsSanctions)) and those referred to in Clause 20.2 (Non-payment)), provided that, if such non-compliance is capable of remedy, such non-compliance remains unremedied for a period of 14 days.

20.4	Misrepresentation

A representation, warranty or statement made or repeated or deemed to be repeated in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document (other than the representations and warranties in Clause 18.26 (Sanctions)) is incorrect in any material respect when made or repeated or deemed to be repeated.

20.5	Cross-default
(a)	Any Financial Indebtedness of a member of the Group is not paid when due or within any applicable grace period provided for in the relevant documentation.
(b)	An event of default howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group.
(c)

Any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)

Any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

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(e)	Any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable.
(f)

No Event of Default shall occur under this Clause 20.5 unless the aggregate amount of all the Financial Indebtedness with respect to which an event or events under paragraphs (a) to (e) above occurs or occur is at least US$80,000,000 (or its equivalent in other currencies).

20.6	Insolvency
(a)

An Obligor or any Material Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due.

(b)	An Obligor or any Material Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.
(c)

An Obligor or any Material Subsidiary, by reason of financial difficulties, begins negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to the readjustment or rescheduling of any of its indebtedness.

20.7	Insolvency proceedings
(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of an Obligor or any Material Subsidiary.
(b)

A meeting of an Obligor or any Material Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed.

(c)

Any person presents a petition for the winding-up or for the administration of an Obligor or any Material Subsidiary, other than a petition which is frivolous or vexatious, or which is dismissed within 30 days.

(d)	An order for the winding-up or administration of an Obligor or any Material Subsidiary is made.
(e)

Any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of an Obligor or any Material Subsidiary or any other insolvency proceedings involving an Obligor or any Material Subsidiary, unless such step is taken by a third party and is frivolous or vexatious.

20.8	Appointment of receivers and managers
(a)

Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor or any Material Subsidiary or any part of its assets.

(b)

The directors of an Obligor or any Material Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

(c)

Any other steps are taken to enforce any Security Interest over any part of the assets of an Obligor or any Material Subsidiary, unless such steps are considered (in the reasonable opinion of the Facility Agent) to be frivolous or vexatious.

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20.9	Creditors' process

Any attachment, sequestration, distress or execution affects any asset of an Obligor or any Material Subsidiary and is not discharged within 14 days.

20.10	Analogous proceedings

There occurs, in relation to an Obligor or any Material Subsidiary, any event anywhere which appears to correspond with any of those mentioned in Clauses 20.6 (Insolvency) to 20.9 (Creditors' process) (inclusive).

20.11	Cessation of business

An Obligor or any Material Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business other than as a direct consequence of the Spin-Off.

20.12	US Bankruptcy Laws
(a)	Any Obligor makes a general assignment for the benefit of creditors.
(b)

Any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively US Bankruptcy Law).

(c)

An involuntary case under any US Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case.

(d)

A custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

(e)	An order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.
20.13	ERISA
(a)

Any event or condition occurs that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or, with respect to any Plan, to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation.

(b)

Any failure by any Plan to satisfy the minimum funding requirements of section 412 or 430 of the US Code, as amended, or section 302 of ERISA applicable to such Plan, whether or not waived, where such failure could reasonably be expected to result in a material adverse effect.

20.14	Acceleration
(a)	Upon the occurrence of an Event of Default described in Clause 20.12 (US Bankruptcy Laws):
(i)	the Total Commitments will, if not already cancelled under this Agreement, immediately and automatically be cancelled; and
(ii)	the Loans, together with accrued interest, and all other amounts outstanding under the Finance Documents, will be immediately due and payable, without the requirement of notice or any other formality.

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(b)

On and at any time after the occurrence of an Event of Default for as long as such Event of Default is continuing (other than an Event of Default described in Clause 20.12 (US Bankruptcy Laws)) the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

(i)	cancel the Total Commitments; and/or
(ii)

demand that all or part of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
21.	The Facility Agent and the Co-ordinators
21.1	Appointment and duties of the Facility Agent
(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)

Each Party appointing the Facility Agent irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions.

21.2	Duties of the Facility Agent
(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(c)	Paragraph (b) above shall not apply to any Novation Certificate.
(d)

Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Facility Agent is aware of the non-payment of any principal, interest, ticking fee or other fee payable to a Finance Party (other than the Facility Agent or a Co-ordinator) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

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21.3	Instructions
(a)	The Facility Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
21.4	Role of the Co-ordinators

Except as specifically provided in this Agreement, no Co-ordinator has any obligations of any kind to any other Party under or in connection with any Finance Document.

21.5	No fiduciary duties
(a)	Nothing in any Finance Document constitutes the Facility Agent or a Co-ordinator as a trustee or fiduciary of any other person.
(b)	Neither the Facility Agent nor a Co-ordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

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21.6	Business with the Group

The Facility Agent and each Co-ordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

21.7	Rights and discretions
(a)	The Facility Agent may rely on
(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any

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other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)

Notwithstanding any other provision of any Finance Document to the contrary, no Facility Agent or Co-ordinator is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

21.8	Responsibility for documentation

Neither the Facility Agent nor any Co-ordinator is responsible to any other Party for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, a Co-ordinator, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

21.9	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.

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21.10	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever  but not including any claim based on the fraud of the Facility Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or a Co-ordinator to carry out:
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Facility Agent and each Co-ordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or Co-ordinator.

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(e)

Without prejudice to any provision of any Finance Document excluding or limiting  the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss.  In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

21.11	Indemnities
(a)

Without limiting the liability of the Borrower under the Finance Documents, each Lender shall forthwith on demand indemnify the Facility Agent, for that Lender's proportion of any liability or loss (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent in any way relating to or arising out of its acting as the Facility Agent, except to the extent that the liability or loss arises directly from the Facility Agent 's gross negligence or wilful misconduct (or, in the case of any cost, loss or liability pursuant to Clause 13.9 (Disruption to Payment Systems) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent).

(b)

A Lender's proportion of the liability or loss set out in paragraph (a) above will be the proportion which the Original Dollar Amount of its participation in the Loans (if any) bears to the Original Dollar Amount of all the Loans on the date of the demand.  However, if there are no such Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total  Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

21.12	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Parent.
(b)

Alternatively the Facility Agent may resign by giving 30 days' notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent.

(c)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent.

(d)

If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement) agree with the proposed successor Facility Agent amendments to this Clause 21 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor  Facility Agent's normal fee rates and those amendments will bind the Parties.

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(e)

The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as agent under the Finance Documents.  The Parent shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)

The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.  On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(g)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 25.3 (Indemnity to the Facility Agent) and this Clause 21 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Parent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(i)

The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)

the Facility Agent fails to respond to a request under Clause 14.7 (FATCA Information) and the Parent or a Finance Party reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Parent and a Finance Party that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Parent or a Finance Party reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Parent or that Finance Party, by notice to the Facility Agent, requires it to resign.

21.13	Confidentiality
(a)

In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

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21.14	Relationship with the Lenders
(a)

The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the  Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 35.3 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 35.2 (Addresses for notices) and paragraph (a)(ii) of Clause 35.3 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

21.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and each Co-ordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

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21.16	Facility Agent's management time

Any amount payable to the Facility Agent under Clause 25.3 (Indemnity to the Facility Agent), Clause 23 (Expenses) and Clause 21.11 (Indemnities) shall include the cost of utilising  the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 22 (Fees).

21.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

21.18	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 21.18 subject to paragraph (d) of Clause 1.2 (Construction) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

21.19	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 21.18 (Role of Reference Banks), paragraph (b) of Clause 27.2 (Exceptions) and Clause 30 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to paragraph (d) of Clause 1.2 (Construction) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

22.	Fees
22.1	Upfront fee

The Parent shall pay to each Lender (through the Facility Agent) an upfront fee in an amount agreed in the Fee Letter between the Facilities Agent, the Lenders and the Parent. The upfront fee is payable on the Signing Date and the Drawdown Date as agreed in the Fee Letter.

22.2	Facility Agent's fee

The Parent shall pay to the Facility Agent for its own account an agency fee in the amount agreed in the Fee Letter between the Facility Agent and the Obligors.  The agency fee is payable annually in advance.  The first payment of this fee is payable within five Business Days of the date of this Agreement and each subsequent payment is payable on each anniversary of the date of this

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Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

22.3	Ticking fee
(a)

The Parent shall pay to each Lender (through the Facility Agent) a ticking fee in US Dollars computed at the rate set out in the table below on the undrawn, uncancelled amount of that Lender’s Commitment:

Number of Months from Signing Date	Ticking Fee (per cent per annum of the applicable Margin)
From and including the Signing Date to the date falling one month after the Signing Date	0%
From and including the date falling one month after the Signing Date to the date falling two months after the Signing Date	10%
From and including the date falling two months after the Signing Date to the date falling three months after the Signing Date	20%
From and including date falling three months after the Signing Date to the date falling four months after the Signing Date	30%
(b)	Ticking fee will accrue on each day on which any Commitment is in force. For this purpose Loans shall be taken at their Original Dollar Amount.
(c)

Accrued ticking fee shall be payable quarterly in arrear from the date of this Agreement.  Accrued ticking fee shall also be payable to the Facility Agent for the relevant Lender on the cancelled amount of its Commitment at the time the cancellation comes into effect.

(d)	No ticking fee is payable to a Lender on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
22.4	Extension Fee
(a)

The Parent must pay to the Facility Agent for each Lender following delivery of an Extension Request pursuant to Clause 2.7 (Extension option) an extension fee computed at the rate of 0.05 per cent. of that Lender's extended Commitments.

(b)	The extension fee is payable on the Initial Termination Date, on the amount of each Lender's extended Commitments in respect of that Extension Request.
22.5	VAT

Any fee referred to in this Clause 22 is exclusive of any value added tax or any other direct tax which might be chargeable in connection with that fee.  If any value added tax or other direct tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

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23.	Expenses
23.1	Initial and special costs

The Parent shall forthwith on demand pay the Facility Agent and the Co-ordinators the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of:
(i)	this Agreement and any other documents referred to in this Agreement; and
(ii)	any other Finance Document executed after the date of this Agreement; and
(b)

any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 2.5 (Change of currency), the Facility Agent, and relating to a Finance Document or a document referred to in any Finance Document.

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.
23.2	Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.	Stamp Duties

The Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

25.	Indemnities
25.1	Currency indemnity
(a)

If a Finance Party receives an amount in respect of an Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;
(ii)

if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall forthwith on demand pay to the each Finance Party forthwith on demand any exchange costs and taxes payable in connection with any such conversion.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

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25.2	Other indemnities

The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;
(b)	a change in the currency of a country or the operation of Clause 2.5 (Change of currency), Clause 20.14 (Acceleration) or Clause 32 (Pro Rata Sharing); or
(c)

a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment or (other than by reason of negligence or default by that Finance Party) a Loan not being made after the Obligors' Agent has delivered a Request.

25.3	Indemnity to the Facility Agent

The Parent shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
26.	Evidence and Calculations
26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Calculations

Interest and the fees payable under Clause 22 (Fees) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where market practice otherwise dictates, 365 days.

27.	Amendments and Waivers
27.1	Procedure
(a)

Subject to Clause 27.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Obligors' Agent and the Majority Lenders.  The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver permitted under this Clause.

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(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.
27.2	Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definitions of Majority Lenders, Sanctions Authority, Sanctions Laws, Sanctions List and Sanctions Restricted Party in Clause 1.1 (Definitions);
(ii)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents (including the Margin and any fee payable under Clause 22 (Fees));
(iii)

an increase in or extension of any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(iv)	a change in the guarantee of the Parent or Autoliv ASP, Inc.;
(v)	a term of a Finance Document which expressly requires the consent of all Lenders; or
(vi)	(A) Clause 2.3 (Finance Parties’ rights and obligations);
(B)	paragraphs (b) to (k) of Clause 8.5 (Mandatory Prepayment);
(C)	paragraphs (e) and (f) of Clause 19.3 (Information - miscellaneous);
(D)	Clause 18.26 (Sanctions);
(E)	Clause 19.2519.24 (Sanctions);
(F)	Clause 28.2 (Transfers by Lenders);
(G)	Clause 32 (Pro Rata Sharing);
(H)	Clause 37 (Jurisdiction);
(I)	Clause 38 (Governing Law); or
(J)	this Clause 27 (Amendments and Waivers),

must not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Facility Agent or a Co-ordinator or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Facility Agent, Co-ordinator or that Reference Bank, as the case may be.

(c)

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made, its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request.

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27.3	Disenfranchisement of Defaulting Lenders
(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its undrawn Commitments.

(b)	For the purposes of this Clause 27.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

27.4	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the Parent and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

(a)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
27.5	Replacement of a Defaulting Lender
(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than ten Business Days' prior written notice to the Facility Agent and such Lender:
(i)

replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 28 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 28 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank or financial institution (a Replacement Lender) selected by the Parent, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding utilisations and all accrued interest, broken funding costs (to indemnify that Lender for broken funding) and other amounts payable in relation thereto under the Finance Documents.

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(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Parent shall have no right to replace the Facility Agent;
(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;
(iii)	the transfer must take place no later than ten Business Days after the notice referred to in paragraph (a) above; and
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
27.6	Waivers and Remedies Cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;
(b)	are cumulative and not exclusive of its rights under the general law; and
(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.	Changes to the Parties
28.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

28.2	Transfers by Lenders
(a)

A Lender (the Existing Lender) may, subject to paragraph (b) below, at any time assign, transfer or novate any of its Commitments and/or its rights and/or obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)

(i)                     A transfer of part of a Commitment must be in a minimum amount of at least US$10,000,000 or its remaining Commitment, if less, unless the New Lender is another Lender or an Affiliate of a Lender or unless an Event of Default has occurred which is continuing.

(ii)

The prior consent of the Parent is required for any such assignment, transfer or novation, unless the New Lender is another Lender or an Affiliate of a Lender or unless an Event of Default has occurred which is continuing.  However, the prior consent of the Parent must not be unreasonably withheld or delayed and will be deemed to have been given if, within ten Business Days of receipt by the Parent of an application for consent, it has not been expressly refused.

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(c)

The Facility Agent is not obliged to execute a Novation Certificate until it has completed all know your customer requirements to its satisfaction.  The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	A transfer of obligations will be effective only if either:
(i)	the obligations are novated in accordance with Clause 28.3 (Procedure for novations); or
(ii)

the New Lender confirms to the Facility Agent and the Obligors' Agent that it undertakes to be bound by the terms of this Agreement as a Lender in form and substance satisfactory to the Facility Agent.  On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	Nothing in this Agreement restricts the ability of a Lender to subcontract an obligation if that Lender remains liable under this Agreement for that obligation.
(f)

On each occasion an Existing Lender assigns, transfers or novates any of its Commitments, or any of its rights and/or obligations under this Agreement the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of US$2,500.

(g)	An Existing Lender is not responsible to a New Lender for:
(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;
(ii)	the collectability of amounts payable under any Finance Document; or
(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.
(h)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(i)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re‑transfer from a New Lender of any of the Commitments and/or rights and/or obligations assigned, transferred or novated under this Clause 28; or
(ii)	support any losses incurred by the New Lender by reason of the non‑performance by the Obligors of their obligations under the Finance Documents or otherwise.
(j)

Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

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28.3	Procedure for novations
(a)	A novation is effected if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate, substantially in the form of Schedule 4 (a Novation Certificate); and
(ii)	the Facility Agent executes that Novation Certificate.
(b)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf.
(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:
(i)	the Existing Lender and the other Parties (in this paragraph (c), the Existing Parties) will be released from their obligations to each other;
(ii)

the New Lender and the Existing Parties will assume obligations towards each other which differ from the obligations discharged pursuant to paragraph (i) above only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii)	the rights of the Existing Lender against the Existing Parties and vice versa will be cancelled; and
(iv)

the New Lender and the Existing Parties will acquire rights against each other which differ from the rights cancelled pursuant to paragraph (iii) above only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Novation Certificate by the Facility Agent or, if later, the date specified in the Novation Certificate (the Transfer Date).

28.4	The Register

The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Novation Certificate delivered to it and a register (the Register) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 28 (Changes to the Parties), no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register.  The entries in the Register shall be conclusive absent manifest error and each Obligor, the Facility Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary.

28.5	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender by way of any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security Interest shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

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(b)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.6	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.3 (Procedure for novations) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.6, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.7	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent may (in consultation with the Borrower and the Lenders) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.	Disclosure of Information
29.1	Disclosure (General)

Each Lender shall keep confidential any and all information made available to it by any Obligor pursuant to or in connection with the Finance Documents, other than information:

(a)	which at the relevant time is in the public domain; or
(b)	which, after such information has been made available to that Lender, becomes generally available to third parties by publication or otherwise through no breach of this Clause 29 by that Lender; or
(c)

which was lawfully in the possession of that Lender or its advisers prior to such disclosure (as evidenced by that Lender's written records or the written records of that Lender's advisers) and which was not acquired directly or indirectly from an Obligor; or

(d)	disclosed to any person:

0010023-0003304 BK:44601953.9	82

(i)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(ii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or
(e)

the disclosure of which is made to an Affiliate of that Lender in circumstances where it is that Lender's usual practice to make such disclosure or where such disclosure is required as part of that Lender's management or reporting policies or where such disclosure is in the reasonable opinion of that Lender required to protect its position, or to assist in the recovery of amounts, hereunder; or

(f)	the disclosure of which is made to any person with whom it is proposing to enter, or has entered, into any kind of transfer, participation or other agreement in relation to this Agreement; or
(g)	the disclosure of which is made by that Lender to its professional advisers; or
(h)	which is disclosed to another party to this Agreement in the specific circumstances whereby it is made available to that party,

provided that, if a Lender makes such information available to any person in accordance with paragraphs (d), (e), (f) or (g) above, it takes reasonable endeavours to ensure that such party keeps that information confidential to the same extent as set out above.

29.2	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	the names of the Obligors;
(ii)	the country of domicile of the Obligors;
(iii)	the place of incorporation of the Obligors;
(iv)	the date of this Agreement;
(v)	Clause 38 (Governing law);
(vi)	the names of the Facility Agent and the Co-ordinators;
(vii)	the date of each amendment and restatement of this Agreement;
(viii)	the amount of the Total Commitments;
(ix)	the currencies of the Facility;
(x)	the type of the Facility;
(xi)	the ranking of the Facility;

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(xii)	the Termination Date for the Facility;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Parent represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Facility Agent shall notify the Parent and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
30.	Confidentiality of Funding Rates and Reference Bank Quotations
30.1	Confidentiality and disclosure
(a)

The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:
(i)	any Funding Rate (but not any Reference Bank Quotation) to the Borrower pursuant to Clause 10.5 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing

0010023-0003304 BK:44601953.9	84

of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the  case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Facility Agent's obligations in this Clause 30 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under  Clause 10.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

30.2	Related obligations
(a)

The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 30.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 30.
30.3	No Event of Default

No Event of Default will occur under Clause 20.3 (Breach of other obligations) by reason only of an Obligor's failure to comply with this Clause 30.

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31.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	Pro Rata Sharing
32.1	Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set‑off or any other manner other than in accordance with Clause 13 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;
(b)

the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 13 (Payments);

(c)

subject to Clause 32.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

(d)

the Facility Agent shall treat the redistribution as if it were a payment by the relevant Obligor under Clause 13 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 13.8 (Partial payments); and

(e)

after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2	Reversal of redistribution

If under Clause 32.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and
(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party together with interest on the amount to be returned to the recovering Finance Party for a period whilst it held the re-distribution.  Thereupon the subrogation in paragraph (e) of Clause 32.1 (Redistribution) will operate in reverse to the extent of the reimbursement.

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32.3	Exceptions
(a)

A recovering Finance Party is not obliged to pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to paragraph (e) of Clause 32.1 (Redistribution).

(b)

A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

33.	Severability

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or
(b)	the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.
34.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	Notices
35.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or, in the case of a Request and information provided by the Parent or the Facility Agent in relation to Clauses 19.2 (Financial information) and 19.3 (Information - miscellaneous) only, by e-mail.  Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and
(b)	if by e-mail, when actually received in readable form.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.2	Addresses for notices
(a)	The address of each Party (other than the Obligors and the Facility Agent) for all notices under or in connection with this Agreement is:
(i)	those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party; or
(ii)	any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days' notice.

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(b)	The address of the Parent is:

Autoliv, Inc,

Box 70381

SE-107 24 Stockholm

Sweden

Attention:Treasurer

With a copy to:

Attention:VP for Legal Affairs, General Counsel and Secretary

or such other as the Parent may notify to the Facility Agent by not less than five Business Days' notice.

(c)	The address number of the other Guarantor is:

Autoliv ASP, Inc.

3350 Airport Road

Ogden

Utah 84405

Attention:        Director of Finance

With a copy to:

Attention:        VP for Legal Affairs, General Counsel and Secretary

or such other as the Borrower may notify to the Facility Agent by not less than five Business Days' notice.

(d)	The address of the Facility Agent is:

Facility Agent:

Skandinaviska Enskilda Banken AB (publ)

Loans Agency

One Carter Lane

London

EC4V 5AN

United Kingdom

Email:             agency@seb.co.uk

Attention:       Loans Agency

With a copy to:

Skandinaviska Enskilda Banken AB (publ)

Email:              sco@seb.se

Attention:        Structured Credit Operations

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days' notice.

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(e)	Subject to Clause 35.4 (Communication when the Facility Agent is an Impaired Agent) all notices from or to an Obligor or the Obligors' Agent shall be sent through the Facility Agent.
(f)	Promptly upon changing its address, the Facility Agent shall notify the other Parties.
35.3	Electronic communication
(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)	The Parties agree that, unless and until notified to the contrary, any such electronic communication as specified in paragraph (a) above is to be an accepted form of communication.
(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 35.3.
35.4	Communication when the Facility Agent is an Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Facility Agent has been appointed.

36.	Language
(a)	Any notice given under or in connection with any Finance Document shall be in English.
(b)	All other documents provided under or in connection with any Finance Document shall be:
(i)	in English; or
(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

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37.	Jurisdiction
37.1	Submission
(a)

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) and accordingly submits to the jurisdiction of the English courts.

(b)

Without prejudice to paragraph (a) above and for the benefit of each Finance Party, each Obligor agrees that any New York State court or Federal court sitting in New York City has jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of those courts.

(c)

The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

37.2	Service of process

Without prejudice to any other mode of service, each Obligor:

(a)	irrevocably appoints:
(i)

Airbags International Limited, Viking Way, Congleton, Cheshire, CW12 1TT United Kingdom, as agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)

CT Corporation System, 111 Eighth Avenue, 13 Floor, New York, New York 10011, as its agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with any Finance Document;

(b)

agrees to maintain agents for service of process in England and in the State of New York until all Commitments have terminated and the Loans and all other amounts payable under the Finance Documents have been finally, irrevocable and indefeasibly repaid in full;

(c)	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;
(d)	consents to the service of process relating to any proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices); and
(e)

agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Obligor shall immediately appoint a further person in England or in the State of New York, as appropriate, to accept service of process on its behalf in England or in the State of New York, as appropriate, and, if the Obligor does not appoint a process agent within 15 days, the Lender is entitled and authorised to appoint a process agent for the Obligor by notice to the Obligor.

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37.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English and New York State and Federal courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with any Finance Document; and
(b)

agrees that a judgment or order of an English or New York State or Federal court in connection with any Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4	Non-exclusivity

Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or
(b)	concurrently in more than one jurisdiction.
38.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	Integration

The Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

40.	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;
(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)	waives all rights of immunity in respect of it or its assets.
41.	Waiver of Jury Trial

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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42.	USA Patriot Act

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act.  Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

Commitments

Lenders	Commitments US$
Skandinaviska Enskilda Banken AB (publ)	400,000,000
JPMorgan Chase Bank, N.A., London Branch	400,000,000
Total Commitments	US$800,000,000

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Schedule 2

Conditions Precedent Documents

To be delivered before the signing date

1.	Each Obligor
(a)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;
(ii)	authorizing a specified person or persons to execute this Agreement on its behalf; and
(iii)	authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.
2.	Other documents
2.1	Each Fee Letter referred to in Clause 22 (Fees), executed by the parties to it.

To be delivered within two weeks of the signing date

3.	Each Obligor
(a)	A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.
(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(a) above.
(c)

A certificate of a director of each Obligor confirming that the borrowing or guaranteeing, as appropriate, of the Commitment in full would not cause any borrowing or guaranteeing limit binding on it to be exceeded.

4.	Other documents
(a)

A certificate of an authorised signatory of the Parent certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	Evidence that the process agents referred to in Clause 37.2 (Service of process) have accepted their appointments under that Clause.
(c)

Confirmation from the Parent that it is not, to the best of its knowledge and belief after full and due enquiry, in breach of any other agreement to which it is a party (other than any immaterial breaches which cannot be expected to have an adverse effect on the interests of the Finance Parties under the Finance Documents).

(d)

A copy of any other authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

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5.	Legal opinions
(a)	A legal opinion of Allen & Overy LLP, New York, legal advisers in the State of New York, USA to the Finance Parties.
(b)	A legal opinion of Taft Stettinius & Hollister LLP (or any other Indiana law firm approved by the Facility Agent), legal advisers in the State of Indiana, USA to the Parent.
(c)	A legal opinion of Allen & Overy LLP, London, legal advisers in England to the Finance Parties.
6.	Other documents and evidence
(a)	Such documentation and other evidence requested by a Finance Party which it is entitled to request in accordance with paragraph (a) of Clause 19.23 (Know your customer requirements).
(b)	A certificate of a director of the Parent identifying each Material Subsidiary of the Parent as at 30 April 2018.
(c)	The press release announcing the Parent’s board approval of the Spin-Off and the declaration of the distribution in kind of the shares in Veoneer by the Parent to its shareholders.

To be delivered before the first request

7.	Further documents and evidence
(a)	A certificate from the secretary of the Parent confirming that the record date in respect of the Spin-Off has occurred and that the Parent will complete the Spin-Off.
(b)	Evidence that all fees and expenses then due and payable from the Obligors under this Agreement have been or will be paid in accordance with the relevant Fee Letter.

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Schedule 3

Form of Request

To:	[Skandinaviska Enskilda Banken AB (publ)] as Facility Agent]

From:	[OBLIGORS' AGENT]	Date:[●]

Autoliv Inc. US$800,000,000 Credit Agreement

dated [●] 2018 (the Agreement)

1.	We wish to utilise the Facility as follows:
(a)	Drawdown Date: [ ]
(b)	Amount: [ ]
(c)	Currency: [ ]
(d)	Interest Period: [ ]
(e)	Payment instructions: [ ]
2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

By:

[OBLIGORS' AGENT]

Authorised Signatory

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Schedule 4

Form of Novation Certificate

To:	[Skandinaviska Enskilda Banken AB (publ)] as Facility Agent

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date:	[ ]

Autoliv Inc. US$800,000,000 Credit Agreement

dated [●] 2018 (the Agreement)

We refer to Clause 28.3 (Procedure for novations).

1.

We [                                                     ] (the Existing Lender) and [          ] (the New Lender) agree to the Existing Lender and the New Lender novating the Existing Lender's Commitment (or part) and/or rights and obligations referred to in the Schedule in accordance with Clause 28.3 (Procedure for novations).

2.	The proposed Transfer Date is [date of novation].
3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 35.2 (Addresses for notices) are set out in the Schedule.
4.	This Novation Certificate and any non-contractual obligations arising out of it are governed by English law.
5.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.
6.	This Novation Certificate has been entered into on the date stated at the beginning of this Novation Certificate.

THE SCHEDULE

Commitments/rights and obligations to be novated

[Insert relevant details]

[Existing Lender]	[New Lender]
By:	By:
Date:	Date:
[New Lender]
[Facility Office	Address for notices]
[AGENT]
By:
Date:

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Schedule 5

Form of Compliance Certificate

To:	[Skandinaviska Enskilda Banken AB (publ)] as Facility Agent

From:	AUTOLIV INC.	Date:	[ ]

Autoliv Inc. US$800,000,000 Credit Agreement

dated [●] 2018 (the Agreement)

1.	This is the Compliance Certificate referred to in Clause 19.5 (Compliance certificates) of the Agreement.
2.	We confirm that as at [relevant balance sheet date] Subsidiary Borrowings were [ ] (Covenant level requirement not more than US$600,000,000).
3.	We confirm the credit rating as at the date of this Compliance Certificate of the long term unsecured and unsubordinated debt of Autliv Inc. given by:
(a)	Moody’s was [ ]; and
(b)	Standard & Poor’s was [ ].
4.	We confirm that no Default is outstanding as at the date of this Compliance Certificate.*

By:

AUTOLIV INC.

*	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

0010023-0003304 BK:44601953.9	98

Schedule 6

Form of Increase Confirmation

To:	[Skandinaviska Enskilda Banken AB (publ)] as Facility Agent and Autoliv, Inc. as the Parent

From:	[the Increase Lender] (the Increase Lender)

Dated:

Autoliv Inc. US$800,000,000 Credit Agreement

dated [●] 2018 (the Agreement)

1.

We refer to the Agreement.  This is an Increase Confirmation.  Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.6 (Increase) of the Agreement.
3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].
5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.
6.	The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 35.2 (Addresses for notices) are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (f) of Clause 2.6 (Increase).
8.	The Increase Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is not a Defaulting Lender.
9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

0010023-0003304 BK:44601953.9	99

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent, and the Increase Date is confirmed as [●].

Facility Agent

By:

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Schedule 7

Form of Extension Request

To:	Skandinaviska Enskilda Banken AB (publ) as Facility Agent

From:	The Parent

Autoliv Inc. US$800,000,000 Credit Agreement

dated [●] 2018 (the Agreement)

1.	We wish to extend the Termination Date of the Agreement by six months (the Extension).
2.	We confirm that, as at the date of this Extension Request:
(a)	no default is outstanding or might result from the Extension; and
(b)	the Repeating Representations are correct in all material respects.
3.	This Extension Request is irrevocable.

By:	…………………………………………………

The Parent as Obligors’ Agent

[Authorised Signatory]

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Signatories

Parent

AUTOLIV, INC.

By:	/s/	Mats Backman
Mats Backman

Guarantors

AUTOLIV, INC.

By:	/s/	Mats Backman
Mats Backman

AUTOLIV ASP, INC.

By:	/s/	Anthony Nellis
Anthony Nellis

Borrower

AUTOLIV, INC.

By:	/s/	Mats Backman
Mats Backman

Signature pages to facilities agreement

Co-ordinators

J.P. MORGAN SECURITIES PLC

By:	/s/	Liv Loge
Liv Loge, Managing Director

Signature pages to facilities agreement

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/	Penny Neville-Park	/s/	Alison Butt
		Penny Neville-Park		Alison Butt

Signature pages to facilities agreement

Mandated Lead Arrangers

J.P. MORGAN SECURITIES PLC

By:	/s/	Liv Loge
Liv Loge, Managing Director

Signature pages to facilities agreement

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/	Penny Neville-Park	/s/	Alison Butt
		Penny Neville-Park		Alison Butt

Signature pages to facilities agreement

Original Lenders

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	/s/	Philip Garner
Philip Garner
Vice President

Signature pages to facilities agreement

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/	Penny Neville-Park	/s/	Alison Butt
		Penny Neville-Park		Alison Butt

Signature pages to facilities agreement

Facility Agent

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/	Penny Neville-Park	/s/	Alison Butt
		Penny Neville-Park		Alison Butt

Signature pages to facilities agreement